X-CELL III REALTY ASSOCIATES LLC

LANDLORD

DEALERTRACK TECHNOLOGIES, INC.

TENANT

_______________________________

LEASE

_______________________________

PREMISES:	3400 New Hyde Park Road
North Hills, New York

ii

iii

iv

BASIC LEASE INFORMATION

1.01 Lease Date:	_____________________, 2014 [date which is the later to occur of Loan closing or IDA package obtained by Tenant]

1.02 Landlord:	X-Cell III Realty Associates LLC, a New York limited liability company

1.03 Tenant:	DealerTrack Technologies, Inc., a Delaware corporation

1.04 Demised Premises:	3400 New Hyde Park Road, North Hills, New York

Building to be +/- 232,917 rentable square feet

1.05	Building Address: 3400 New Hyde Park Road

North Hills, New York

1.06 Commencement Date:	Substantial Completion of Landlord’s Work, Structural Work and Non-Structural Tenant Improvements and Landlord having procured a certificate of occupancy for the Demised Premises

1.07 Rent Commencement Date:	Commencement Date

1.08 Expiration Date:	The last day of the seventeenth (17th) Lease Year.

1.09 Option to Extend Term:	One ten (10) year option to extend the term of Lease.

1.10 Base Rent:	Lease Year	Base Rent	Monthly Rent	Rent PSF
	1	$7,569,802.50	$630,816.88	$32.50
	2	$7,758,465.27	$646,538.77	$33.31
	3	$7,951,786.38	$662,648.87	$34.15
	4	$8,152,095.00	$679,341.25	$35.00
	5	$8,354,732.79	$696,227.73	$35.87
	6	$8,564,358.09	$713,696.51	$36.77
	7	$8,778,641.73	$731,553.48	$37.69
	8	$8,997,583.71	$749,798.64	$38.63
	9	$9,223,513.20	$768,626.10	$39.60
	10	$9,454,101.03	$787,841.75	$40.59
	11	$9,689,347.20	$807,445.60	$41.60
	12	$9,931,580.88	$827,631.74	$42.64
	13	$10,180,802.07	$848,400.17	$43.71
	14	$10,434,681.60	$869,556.80	$44.80
	15	$10,695,548.64	$891,295.72	$45.92
	16	$10,963,403.19	$913,616.93	$47.07
	17	$11,235,916.08	$936,326.34	$48.24

v

Notwithstanding the Rent Schedule above, on the anniversary of the last day of the month preceding the Commencement Date in each year, or as soon thereafter as the data is available, the parties shall determine whether the Consumer Price Index (“CPI”) for the prior twelve months has been equal to or greater than 4%. If the CPI reflects an increase of 4% or more, then the annual rent escalation for the ensuing Lease Year (as of the commencement of such ensuing Lease Year) shall increase from 2.5% per annum to 3% per annum. Within ten (10) business days following such determination and Tenant’s receipt of an invoice, Tenant shall pay to Landlord an amount equal to the difference between the monthly Base Rent actually paid by the Tenant and the monthly Base Rent that should have been paid based upon the above computation, multiplied by the number of months which have elapsed from the start of said Lease Year.

1.11 Tenant’s Pro Rata Share:	100%

1.12 Permitted Use:	General and administrative offices and such other uses that are ancillary to the foregoing and to Tenant’s business, and for no other use or purpose whatsoever.

1.13 Taxes:	Tenant to pay its Pro Rata Share.

1.14 Insurance Charge:	Tenant to pay its Pro Rata Share

1.15 Security Deposit:	$3,784,901.28

1.16 Address for Notices:

To Landlord:	c/o Tritec Real Estate Company, Inc. 45 Research Way, Suite 100 East Setauket, New York 11733 Attention: Robert E. Kent

with a copy in like manner to:	Certilman Balin Adler & Hyman, LLP 90 Merrick Avenue East Meadow, New York 11554 Attention: Jodi S. Hoffman, Esq.

To Tenant:
Prior to Commencement Date: DealerTrack Technologies, Inc 1111 Marcus Avenue Lake Success, NY 10042

After Commencement Date: DealerTrack Technologies, Inc. 3400 New Hyde Park Road North Hills, NY 11576

With a copy to General Counsel at same address

With a copy in like manner to: Meltzer Lippe Goldstein & Breitstone, LLP 190 Willis Avenue Mineola, NY 11501 Attention: Gary M. Meltzer, Esq.

vi

1.17	Address for Sending Rent Payments to Landlord:

 45 Research Way, Suite 100

 East Setauket, New York 11733

 Attention: Accounting Department

1.18	Address for Sending Billing Statements to Tenant:

Prior to Commencement Date:

DealerTrack Technologies, Inc

1111 Marcus Avenue

Lake Success, NY 10042

After Commencement Date:

DealerTrack Technologies, Inc.

3400 New Hyde Park Road

North Hills, NY 11576

1.19 Landlord’s Management:	Tritec Asset Management, Inc.

1.20 Lease Documents: In addition to the foregoing Basic Lease Information, the following are attached to the Lease identified above and are hereby incorporated and made a part of the Lease identified above:

EXHIBITS

☐	Exhibit “A” - Demised Premises
☐	Exhibit “B” - Landlord’s Construction Requirements
☐	Exhibit “C” - Landlord’s Work
☐	Exhibit “D” - Rules and Regulations

If any conflict exists between any of the foregoing Basic Lease Information and any other provision of the Lease, such other provision of the Lease shall control.

[Signatures on following page]

vii

LANDLORD:	X-CELL III REALTY ASSOCIATES LLC

By:
Name:
Title:

TENANT:	DEALERTRACK TECHNOLOGIES, INC.

By:
Name:
Title:

viii

AGREEMENT OF LEASE (the “Lease”), made as of this _____ day of April, 2014, between X-CELL III REALTY ASSOCIATES LLC, having an office at c/o Tritec Real Estate Company, 45 Research Way, Suite 100, East Setauket, New York 11733 (hereinafter, “Landlord”) and DEALERTRACK TECHNOLOGIES, INC, a Delaware corporation, having an office at 1111 Marcus Avenue, Lake Success, New York (hereinafter, “Tenant”).

W I T N E S S E T H :

The parties hereto, for themselves, their heirs, distributees, executors, administrators, legal representatives, successors and assigns, hereby covenant and agree as follows:

ARTICLE 1 - Demised Term

1.01          Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the premises known as and located at 3400 New Hyde Park Road, North Hills, New York (the “Demised Premises”). The Demised Premises shall include a building (the “Building”) to be constructed on the Land (as defined below), which Building shall comprise approximately 232,917 rentable square feet and is expected to be as substantially shown on the diagram attached hereto and made a part hereof as Exhibit “A”. The Building will be situated upon a plot of land (the “Land”) in the Town of North Hempstead, County of Nassau and State of New York. The Building and Land, together with the benefit of all easements and all fixtures, equipment, improvements, installations and appurtenances which at the commencement of or during the Term of this Lease are attached thereto (except items not deemed to be included therein and removable by Tenant as provided in Article 5 hereof), which space, fixtures, equipment, improvements, installations and appurtenances, are included in the Demised Premises. Landlord shall lease the Demised Premises to Tenant for a “Term” of SEVENTEEN (17) Lease Years (or until such Term shall sooner cease and expire or be extended as hereinafter provided), to commence on the Commencement Date, and to end at midnight on Expiration Date (the Commencement Date and Expiration Date being subject to the further provisions of this Lease). Promptly following the Commencement Date, the parties hereto shall enter into a supplemental certificate fixing the actual Commencement Date and the stated Expiration Date, certifying that any improvements required to be made by Landlord have been completed, subject to any latent defects, warranties or other obligations of Landlord as set forth in this Lease.

1.02          The terms defined in this Article shall, for all purposes of this Lease, and all agreements supplemental hereto, have the meanings specified herein and in the Basic Lease Information, unless the context required otherwise.

1.02.1    “Term” shall mean that period between the Commencement Date and the Expiration Date, as such date may be extended, or such earlier date(s) on which such Term may expire or be cancelled or terminated pursuant to any of the conditions or covenants of this Lease or pursuant to law.

1.02.2    “Tenant’s Pro Rata Share” shall have the meaning set forth in Section 1.11 of the Basic Lease Information.

1.02.3    “Lease Year” shall mean any consecutive twelve (12) month period. The first Lease Year shall commence upon the Commencement Date and shall end on the last day of the month in which there occurs the first anniversary of the Commencement Date, except that if the Commencement Date is the first day of a month, then the first Lease Year shall end on the day which immediately precedes the first anniversary of the Commencement Date. Each succeeding Lease Year shall end on the anniversary date of the last day of the preceding Lease Year.

1

1.02.4    “Commencement Date” shall have the meaning set forth in Section 1.06 of the Basic Lease Information.

1.02.5    “Expiration Date” shall have the meaning set forth in Section 1.08 of the Basic Lease Information.

1.02.6    “Rent Commencement Date” shall have the meaning set forth in Section 1.07 of the Basic Lease Information.

1.02.7    “Base Rent” shall have the meaning set forth in Section 1.10 of the Basic Lease Information and Article 13 of the Lease.

1.02.8    “Additional Rent” shall have the meaning set forth in Article 13.

1.02.9    “Land” shall have the meaning set forth on Page 1 hereof.

1.02.10 “Lease Month” shall mean any calendar month following the Commencement Date, or the first full calendar month following the Commencement Date plus the number of days from the Commencement Date to the end of the month in which the Commencement Date occurs, if the Commencement Date is any day other than the first day of a month.

1.02.11“Consumer Price Index” or “CPI” means the 12-month percentage increase in the Consumer Price Index-Urban Wage Earners and Clerical Workers, U.S. All Items 1982-84=100 – CWUR0000SA0, published by the U.S. Department of Labor, Bureau of Labor Statistics. In the event the Bureau of Labor Statistics ceases to publish such index, the successor index will apply or, if no successor index is published, the parties will designate an alternative Consumer Price Index published by the Bureau of Labor Statistics.

1.02.12 “Force Majeure Costs” shall mean the sum of (a) all costs and expenses incurred by Landlord to restore any Landlord’s Work and/or Structural Improvements in connection with a Force Majeure Event (including (i) all capitalized interest and other collateral costs and carrying costs accruing on such cost necessary to repair and restore damage caused by such Force Majeure Event following such Force Majeure Event and (ii) all capitalized interest and other collateral costs and carrying costs accruing as a result of time delays necessary to repair and restore damage caused by such Force Majeure Event following such Force Majeure Event) less the amount of all insurance proceeds applied to the restoration of any Landlord’s Work and/or Structural Improvements and (b) to the extent any Landlord’s Work and/or Structural Improvements are not restored following such Force Majeure Event, the reduction, if any, in fair market value of any Landlord’s Work and/or Structural Improvements as a result of such Force Majeure Event, as set forth in an appraisal in form and substance reasonably satisfactory to Landlord conducted by an independent appraiser selected by Landlord; provided, however, in no event shall the amount determined in the foregoing clause (b) be less than the remaining estimated cost to restore any Landlord’s Work and/or Structural Improvements to substantially the same condition as immediately prior to the Force Majeure Event.

2

1.02.13 “Force Majeure Event” means any event which is (a) beyond the direct or indirect control of Tenant, including, but not limited to, civil unrest, hurricanes, cyclones, tornadoes, or other acts of God or of public enemies, strikes, lockouts or other labor disputes, transportation embargo, act of terrorism, sabotage, war, blockade, rebellion, insurrection or riot, epidemic; landslide, lightning, acts of terrorism, sabotage, earthquake, flood or other acts of nature, fire or explosion, or failure of any public utility, or, with respect to Landlord’s Work and/or Structural Improvements only, any law, administrative regulation, order or directive enacted or made by any court or governmental authority. In no event however, shall Landlord or Tenant be responsible for any increase in cost of Landlord’s Work due to any change in law, administrative regulation, order or directive in law or administrative regulation prior to the earlier of Loan Closing or the issuance of a building permit for the Shell Work, which results in the total cost of the Landlord’s Work set forth in Exhibit “C” being in excess of the cost of such work as of the date of execution hereof.

1.03          Option to Extend: (A) Provided that Tenant shall not be in default of this Lease at the time of the giving of the “Extension Notice” (defined below) or at the time of commencement of the “Extension Term” (defined below) beyond any applicable notice and cure period, Landlord grants to Tenant an option (the “Extension Option”) to extend the Term of this Lease for one (1) period of ten (10) Lease Years, commencing on the day immediately following the Expiration Date of the original Term (such ten (10) year period being referred to herein as the “Extension Term”), upon the same terms, covenants and conditions prescribed in this Lease, except that the Base Rent payable pursuant to Section 1.10 of the Basic Lease Information of this Lease during the first year of the Extension Term shall be equal to ninety-five percent (95%) of the Fair Market Rental Value for the Demised Premises at the commencement of the Extension Term (the “Extension Term Commencement Date”), to be determined in the manner described below. The Extension Option, if exercised by Tenant, must be exercised by notice (the “Extension Notice”) to Landlord in writing not less than fourteen (14) months prior to the Expiration Date of the original Term, with time being of the essence with respect to such Extension Notice.

(B) The “Fair Market Rental Value” of the Demised Premises means the rental rate a landlord under no compulsion to lease the Demised Premises and a tenant under no compulsion to lease the Demised Premises would agree upon as the rent for the first year of the Extension Term, taking into consideration the uses permitted under this Lease, the quality, size, design and location of the Demised Premises, and the rent for comparable buildings and complexes located in the vicinity of the Nassau County office rental areas. In determining Fair Market Rental Value, Landlord and Tenant and the appraisers shall take into account the savings to Landlord of the then current standard tenant improvement allowances and free rent and the savings to Tenant of not having to relocate to a new premises. For the purpose of establishing the Fair Market Rental Value adjustment, within fifteen (15) business days following Landlord’s receipt of Tenant's Extension Notice, Landlord shall notify Tenant of the opinion of Landlord as to the Fair Market Rental Value for the Demised Premises (setting forth in reasonable detail the reasons therefor) which 95% thereof shall be the Fixed Rent applicable to the first year of the Extension Term. Tenant shall have twelve (12) business days following receipt of such written notice within which to notify Landlord if Tenant disputes such Fair Market Rental Value. If Tenant notifies Landlord within such twelve (12) day period that Tenant does not agree with the Fair Market Rental Value of the Demised Premises specified by Landlord (setting forth in reasonable detail the reasons therefor), and if Landlord and Tenant are unable to agree upon such Fair Market Rental Value within the next ensuing twelve (12) business days, then such Fair Market Rental Value shall be determined by appraisal as described below.

3

(C) Within ten (10) business days after the expiration of the time period set forth in Section 1.03 (B), Landlord and Tenant shall each appoint a licensed real estate appraiser with at least ten (10) years’ full-time commercial appraisal experience in the area in which the Demised Premises are located to appraise the then Fair Market Rental Value of the Demised Premises. If either Landlord or the Tenant does not appoint an appraiser within ten (10) business days after the other has given notice of the name of its appraiser, the single appraiser appointed will be the sole appraiser and will set the then Fair Market Rental Value of the Demised Premises. If two (2) appraisers are appointed pursuant to this Section 1.03 (C), they will meet promptly and attempt to set the then Fair Market Rental Value of the Demised Premises. If they are unable to agree within ten (10) business days after the second appraiser has been appointed, they will attempt to select a third appraiser meeting the qualifications stated in this Section 1.03 (C) within ten (10) business days after the last day the two (2) appraisers are specified. If they are unable to agree on the third appraiser, then either Landlord or Tenant, by giving ten (10) business days’ prior notice to the other, can apply to a then presiding judge of the New York Supreme Court in the County of Nassau for the selection of a third appraiser who meets the qualifications stated in this Section 1.03 (C). Landlord and Tenant each shall bear one-half (½) of the cost of appointing the third appraiser and of paying the third appraiser's fee (and shall each bear the cost of their own appraisers). Within ten (10) business days after the selection of the third appraiser, a majority of the appraisers who agree will set the then Fair Market Rental Value of the Demised Premises. If a majority of the appraisers are unable to set the then Fair Market Rental Value of the Demised Premises within twenty (20) business days after selection of the third appraiser, then the two (2) closest appraisals shall be averaged, and this average shall establish the then Fair Market Rental Value of the Demised Premises.

(D) In the event such Fair Market Rental Value determination shall not have been completed prior to the commencement of the Extension Term, Tenant shall pay as Base Rent, effective as of and subsequent to the commencement of the Extension Term, 95% of the Fair Market Rental Value first communicated by Landlord to Tenant, and if such Base Rent is thereafter fixed or readjusted to a different amount, such new Base Rent shall take effect retroactively back to the Extension Term Commencement Date, and Tenant or Landlord, as the case may be, shall promptly pay to the other the sum which is accrued and underpaid or overpaid as a result of such retroactive application.

(E) If Tenant is not satisfied with the determination of Fair Market Rental Value, then, provided Tenant furnishes Landlord with prior notice, given no later than (i) twelve (12) months prior to the Expiration Date or (ii) fifteen (15) days after the determination of Fair Market Value, Tenant may withdraw its Extension Notice thereby voiding its Exercise Option. However, should Tenant’s withdrawal of the Extension Notice be exercised when there is less than twelve months remaining on the Term, the Expiration Date shall be extended by the number of days necessary to provide Landlord with at least twelve (12) months prior notice of Tenant’s withdrawal of its Extension Notice, but in any event the Expiration Date shall be extended to the last day of any month.

(F) Wherever the word “Term” or “term” is used in this Lease, it shall be deemed to include any Extended Term in the sense such use shall be appropriate.

4

1.04          Early Occupancy: A. At least ninety (90) days prior to the Commencement Date, Tenant and its contractors shall have access to the Demised Premises (the “Early Occupancy”) for the sole purpose of installing its trade and operating fixtures, data, telephone cabling and wiring, security system, and other fixtures, furniture and equipment (the “FF&E”) and any and all other normal tenant improvements necessary for the proper operation of Tenant’s business (“Tenant’s Work”). Such Early Occupancy shall not constitute the commencement of the Term. During Early Occupancy, Tenant shall be bound by the following obligations: (i) prior to any entry during Early Occupancy, Tenant shall provide Landlord with evidence of the insurance required in Section 17.01 hereof, with the liability insurance policy naming Landlord as additional insured; (ii) any subcontractor of Tenant having access to the Demised Premises during the Early Occupancy shall provide Landlord (x) with evidence of liability insurance, including contractual liability insurance, with insurance carriers acceptable to Landlord, having combined single limits of at least $1,000,000.00 per occurrence and naming Landlord as an additional insured and (y) an indemnification in favor of Landlord and Tenant, (iii) Tenant shall be bound by the indemnity provision set forth in Section 21.01 hereof, but only for the actions or failures to act of Tenant, its contractors, agents, employees and/or invitees and the only indemnified party during Early Occupancy shall be Landlord, (iv) Tenant shall be liable for an Environmental Condition (as defined herein) caused by Tenant, its agents, employees, invitees and contractors. Any breach by Tenant of its obligations under this Section 1.04, and failure to cure said breach within five (5) days following receipt of such breach from Landlord, Tenant shall pay to Landlord an amount equal to $20,000.00 per day, as and for Landlord’s liquidated damages, until Tenant cures the breach.

B.                 Landlord and Contractor (as defined herein) shall coordinate with Tenant as to the timing and scope of Tenant’s Work. All normal tenant improvements (e.g. trade and operating fixtures and equipment, non-structural plumbing, lighting and other fixtures and equipment, furniture, furnishings, fixtures, floor covering, and any and all other items necessary for the proper operation of Tenant's business) installed by Tenant shall be new, completely reconditioned or otherwise of good quality. Tenant shall complete or cause to be completed all of Tenant's Work required on Tenant's part to be performed in and at the Demised Premises under this Lease pursuant to Landlord’s Rules and Regulations, if any. Should such Early Occupancy prove an impediment to the progress of the Work, in Landlord’s sole but reasonable judgment, Landlord may demand that Tenant forthwith vacate the Demised Premises or take other steps to cease the interference until such time as that portion of the Work with which Tenant is interfering is complete, and Tenant shall immediately comply with this demand. Additionally, Landlord may consider such interference a Tenant Delay as defined in Section 7.01 of Exhibit “B”. Such Early Occupancy will not affect the start of the Commencement Date or the Term of this Lease.

ARTICLE 2 - Rent

2.01          Tenant shall pay to Landlord, at Landlord’s offices listed in Section 1.17 of the Basic Lease Information or at such other place as Landlord may designate from time to time, in cash, or by check of Tenant drawn on a bank or trust company in New York State or by wire or ACH (with instructions for same to be provided to Tenant upon request), at Tenant’s election (provided Tenant does not alternate the method of payment on a regular basis), in advance on the first day of each month during the Term, without counterclaim, set-off or deduction whatsoever, the Base Rent, commencing on the Rent Commencement Date, except that the first monthly installment of Base Rent shall be paid together with the payment of the first installment of the Security Deposit (as defined in Section 35.01). Notwithstanding the foregoing, if the Rent Commencement Date shall fall other than on the first day of a month, then the Base Rent shall be pro-rated for the stub period beginning on the Rent Commencement Date and ending on the last day of the month in which said Rent Commencement Date falls. In addition, Tenant shall pay to Landlord during the Term, at the place and in the manner set forth above, “Additional Rent” (as defined herein) as and when billed by Landlord therefor.

5

ARTICLE 3 - Use of the Demised Premises

3.01          Tenant shall have the right to use and occupy the Demised Premises for the Permitted Use.

3.02          Tenant shall not at any time use or occupy, or suffer or permit anyone to use or occupy, the Demised Premises, or do or permit anything to be done in the Demised Premises, in violation of the Certificate of Occupancy for the Demised Premises. Landlord represents that the Permitted Use will be permitted by the Certificate of Occupancy to be issued for the Demised Premises, and to the best of Landlord’s knowledge will comply with all governmental requirements and/or requirements of the New York Board of Fire Underwriters. Tenant shall not permit the Demised Premises to be used or operated in violation of any governmental requirements or requirements of the New York Board of Fire Underwriters, or any other law, rule or regulation.

3.03          Tenant shall have access to the Demised Premises twenty-four (24) hours per day, seven (7) days per week.

ARTICLE 4 - Completion and Occupancy

4.01          The taking of possession of the Demised Premises by Tenant shall be conclusive evidence that the Demised Premises were in good and satisfactory condition at the time such possession was so taken, subject to any warranties, latent defects or other obligations of Landlord set forth in this Lease.

4.02          Landlord shall cause its affiliate, Tritec Building Company, Inc. (“Contractor”) to perform the following work to the Demised Premises, prior to the Commencement Date in accordance with (i) “Landlord’s Construction Requirements” set forth in Exhibit “B” annexed hereto and made part hereof, and (ii) the “Work Letter” annexed hereto as Exhibit “C” and made part hereof:

(a)                Site work (“Site Work”) as more particularly described in Exhibit “C”;

(b)               Construct the Building shell (“Shell Work”), as more particularly described in Exhibit “A” and Exhibit “C”. The Shell Work together with the Site Work, are sometimes collectively referred to herein as “Landlord’s Work”.

(c)                Certain structural work within the Building to ready same for Tenant’s occupancy as shall be mutually agreed to between Landlord and Tenant (“Structural Improvements”).

(d)               Certain non-structural improvements within the Building to ready same for Tenant’s occupancy as shall be mutually agreed to between Landlord and Tenant (“Non-Structural Tenant Improvements”).

(e)                Landlord’s Work, Structural Improvements and Non-Structural Tenant Improvements sometimes collectively referred to herein as “Work”.

6

4.03          Landlord shall use commercially reasonable efforts to substantially complete the Work with due diligence, by the date which is twenty-four (24) months following the Lease Date (the “Target Date”), subject to the number of days of Unavoidable Delays and the number of days of Tenant Delay, but failure to complete the Work by this date shall not affect the validity of this Lease, except as otherwise provided in this Lease. Landlord shall perform the Work diligently and timely to completion and shall use commercially reasonable efforts in connection therewith. Subject to the provisions set forth in Exhibit “B”, Article 7, Landlord has not made, and makes, no representations as to the date when the Work will be substantially completed, and notwithstanding the Target Date, the same is merely an estimate.

4.04          Landlord shall provide progress reports on the status of the Work no less than every two months for the initial twelve (12) months following the Lease Date and monthly thereafter until the Commencement Date. Landlord shall provide Tenant with at least sixty (60) days prior notice of substantial completion the Work. Tenant shall use commercially reasonable efforts to submit to Landlord, on or before the thirtieth (30th) day following notice of substantial completion of the Work, a punch list (the “Punch List”) setting forth such details as remain to be completed.

4.05          For the purposes of this Lease, the Demised Premises shall be deemed “substantially ready for occupancy” when the major construction aspects of the Work are substantially completed, although minor items are not completed and Landlord has procured a certificate of occupancy for the Demised Premises . Such minor uncompleted items may include touch-up plastering or painting, Punch List items, or any other uncompleted construction or improvement which does not unreasonably interfere with Tenant’s ability to carry on its business in the Demised Premises. Tenant shall have the right to periodically inspect the Work, as hereinafter provided, and make any objections thereto.

4.06          Except as provided herein and in Exhibit “B”, Tenant hereby waives any right to terminate, cancel or rescind this Lease by reason of Landlord's failure to timely deliver possession of the Demised Premises or otherwise perform its obligations under this Article, which Tenant might otherwise have pursuant to any law now or hereafter in force or otherwise. Tenant further waives the right to recover any damages which may result from Landlord's failure to deliver possession of the Demised Premises or otherwise to perform its obligations under this Article. Landlord and Tenant agree that this Section 4.06 is an express provision to the contrary pursuant to Section 223-a of the New York Real Property Law as to the time when Landlord shall deliver possession of the Demised Premises.

ARTICLE 5- Alterations

5.01          Prior to the Commencement Date, Tenant shall make no structural changes and/or alterations in or to the Demised Premises or affecting any Building system. From and after the Commencement Date, Tenant shall not make any (i) structural changes and/or alterations in or to the Demised Premises or affecting any Building system, or any alteration which can be seen from the exterior of the Building (a “Structural Alteration”), or (ii) non-structural alteration costing in excess of $200,000.00 per alteration or $1,000,000.00 in the aggregate every five (5) years (a “Major Non-Structural Alteration”), without Landlord’s prior written consent, which consent as to a Structural Alteration may be withheld or granted in Landlord’s sole discretion. However, Landlord shall not unreasonably withhold its consent to a Major Non-Structural Alteration. Landlord shall respond to Tenant’s request for consent to a Structural Alteration or Major Non-Structural Alteration within thirty (30) days from receipt of Tenant’s written notice. Should Landlord fail to timely respond, Tenant may send a second reminder notice. Should Landlord fail to respond to the reminder notice within five (5) business days after receipt of same, Landlord’s consent as to a Structural Alteration shall be deemed denied, but Landlord’s consent to a Major Non-Structural Alteration shall be deemed granted. Landlord’s consent shall not be required with respect to any Tenant’s Changes (as defined below) which are not Structural Alterations or Major Non-Structural Alterations (“Permitted Alterations”). Tenant’s signage and any non-structural alterations necessary to install same shall be deemed a Permitted Alterations provided same is in compliance with applicable laws and ordinances. Furthermore, Landlord shall cooperate with Tenant, at no cost to Landlord, with any application necessary to obtain building or monument signage approval. All Structural Alterations and Major Non-Structural Alterations which shall be permitted by Landlord and Permitted Alterations (as defined below) shall be accomplished by Tenant, at Tenant’s expense, using contractors reasonably approved by Landlord. (Structural Alterations, Major Non-Structural Alterations and Permitted Alterations are collectively hereinafter referred to as “Tenant’s Changes”). All Tenant’s Changes requiring alterations to HVAC and/or electrical equipment shall be performed by Landlord’s contractors, provided such contractors charge a competitive market rate for Nassau County. All installations installed in the Demised Premises at any time shall, upon installation, become the property of Landlord and shall remain upon and be surrendered with the Demised Premises, unless Landlord, by written notice to Tenant no later than twenty (20) business days after Tenant’s request for Landlord’s consent to a Structural Alteration advises Tenant that the proposed Structural Alteration must be removed prior to the Expiration Date. In such event, the same shall be removed by Tenant at Tenant’s expense prior to the Expiration Date. In the case of a Permitted Alteration, prior to commencement of same, Tenant shall provide Landlord with notice of its intention to perform a Permitted Alteration. Landlord shall, by written notice to Tenant no later than twenty (20) business days after receipt of Tenant’s notice, advise Tenant whether the Permitted Alteration shall be removed by Tenant prior to the Expiration Date.

7

5.02          Nothing in this Article shall be construed to give Landlord title to or prevent Tenant’s removal of trade fixtures, moveable office furniture and equipment, but upon removal of any such equipment from the Demised Premises or upon removal of other installations as may be required by Landlord, Tenant shall immediately and at its expense, repair and restore the Demised Premises to the condition existing prior to such installation (reasonable wear and tear excepted) and shall repair any damage to the Demised Premises due to such removal.

5.03          All property required to be removed by Tenant at the end of the Term, but which nonetheless remains in the Demised Premises after the end of the Term shall be deemed abandoned and may, at the election of Landlord, be either retained as Landlord’s property or removed from the Demised Premises by Landlord at Tenant’s expense.

5.04          Prior to commencing any Tenant’s Changes, Tenant shall, at Tenant’s sole cost and expense and in consultation with Landlord or its managing agent with respect to Structural Alterations, and/or Landlord’s architects and engineers, obtain all permits, approvals and certificates required by any governmental or quasi-governmental bodies and upon completion, certificates of final approval thereof, and shall promptly deliver duplicates of all such permits, approvals and certificates to Landlord. At no cost and expense to Landlord, Landlord shall cooperate in connection with Tenant securing any permits, approvals and certificates with respect to Tenant’s Changes. All Tenant’s Changes shall be performed in compliance with all applicable requirements of insurance bodies having jurisdiction over the Demised Premises. Tenant, at its expense, and with due diligence and dispatch, shall procure the cancellation or discharge of all notices of violation or mechanic’s liens arising from or otherwise connected with Tenant’s Changes. Additionally, Tenant agrees to carry and will cause all contractors and sub-contractors to carry such workers’ compensation, general liability, personal and property damage insurance that is commercially reasonable for the work involved, including such completion and performance bonds. Landlord may only require a performance bond for work costing in excess of $250,000.00.

8

5.05          Landlord may require submission to it of plans and specifications in connection with granting or withholding its consent to any Structural Alterations requested following the Commencement Date. Prior to granting its consent to any such Structural Alterations, Landlord may impose such conditions as Landlord, in its reasonable discretion, may consider desirable.

5.06          In the event Tenant shall construct any Structural Alterations, Tenant shall pay to Landlord as Additional Rent a supervisory fee equal to five (5%) percent of the cost of labor with respect to such work.

ARTICLE 6– Repairs

6.01          From and after the Commencement Date, Tenant shall, at its expense, throughout the Term, maintain in good order and condition, and shall repair and replace the Demised Premises, and keep the same and all parts thereof together with any and all appurtenances, alterations, additions and improvements therein or thereto in good order and condition, suffering no waste or injury. Tenant shall, at Tenant’s sole cost and expense, promptly make all needed repairs and replacements, interior and exterior, structural and non-structural, ordinary and extraordinary, foreseen or unforeseen, in and to the Demised Premises and the facilities and systems thereof, including, without limitation, to (i) all the roof, foundation, all exterior and interior walls, windows and window frames, doors and door frames, and signs thereof, (ii) the water, electric, sewer, gas, telephone, standpipe, sprinkler and other utility connections, lines, pipes, mains and other installations located within the Demised Premises, as well as all fixtures, machinery and equipment now or hereafter servicing, belonging to, or used in connection with the Demised Premises, (iii) the exterior areas of the Demised Premises including, without limitation, the parking areas and all landscaping, including plowing of snow and sanding of ice, (iv) trade fixtures and equipment, and (v) alterations and improvements made by or for Tenant pursuant to this Lease. Such maintenance, repair and replacement obligations shall include all heating and air-conditioning systems and all other systems, machinery and equipment. All of such repairs and replacements shall be constructed and installed in compliance with legal requirements and insurance requirements. Tenant shall not permit the accumulation of waste or refuse matter, nor permit anything to be done upon the Premises that would invalidate or prevent the procurement of any insurance policies or governmental permits, licenses or approvals that may at any time be required pursuant to the provisions hereof.

(b) Tenant shall maintain, repair and replace the roof of the Building and all facilities and equipment of Tenant located on the roof or exterior of the Building. The fees and charges of the roofing contractor shall be paid by Tenant. All repairs and replacements shall be at least equivalent in standard and quality to the standard or quality or the original work or property replaced.

9

6.02          Except as specifically provided in this Lease, there shall be no allowance to Tenant for a diminution of rental value by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making or failing to make any repairs, alterations, additions or improvements in or to any portion of the Demised Premises or in and to the fixtures, appurtenances or equipment thereof. The provisions of this Article with respect to the making of repairs shall not apply in the case of fire or other casualty.

6.03          Notwithstanding anything to the contrary contained in this Article 6, Landlord shall warrant the Work for a period of one year from the Commencement Date and a period of one year from the completion of any restoration pursuant to Article 9 and/or Article 16, but only to the extent of the restoration work performed, subject to any warranties or latent defects. Upon conclusion of the one year period, Landlord shall assign to Tenant the benefit of any warranties with respect to any of the Work. Notwithstanding the foregoing, if Landlord repairs or replaces anything under warranty during the first Lease Year or the one year period from the completion of any restoration pursuant to Article 9 and/or Article 16, but only to the extent of the restoration work performed, and the repair or replacement is not completed within the one year warranty period, then the one year warranty shall be extended as to that item only until the repair or replacement is completed.

ARTICLE 7 - Compliance With Laws

7.01          Tenant shall give prompt notice to Landlord of any notice it receives of the violation of any law or requirements of any public authority with respect to the Demised Premises or the use or occupation thereof. From and after the Commencement Date, Tenant shall promptly comply with all present and future laws, orders and regulations of all state, federal, town, municipal and local governments, departments, commissions and boards or any direction of any public officer pursuant to law, and all orders, rules and regulations of the New York Board of Fire Underwriters or any similar body which shall impose any violation, order or duty upon Landlord or Tenant with respect to the Demised Premises (in which event Tenant shall effect such compliance at its sole cost and expense). Throughout the Term, Tenant shall pay all costs, expenses, fines, penalties or damages, which may be imposed upon Landlord by reason of Tenant’s failure to comply with the provisions of this Article. The Work shall comply with applicable laws. In addition, to the Landlord’s knowledge, the easements and other encumbrances encumbering the Demised Premises in effect as of the date of full execution of this Lease shall not materially or adversely interfere with Tenant’s ability to use and occupy the Demised Premises for the Permitted Use. Landlord shall, at no cost to Landlord and at Tenant’s request, assist in the enforcement of the provisions of the easements affecting the Demised Premises such that Tenant receives the benefit of such easements.

7.02          A. Tenant agrees that no part of the Demised Premises will be used for, and Tenant shall not suffer or allow the treatment, generation, manufacture, use, refining, production, storage, disposal, burial, dispersal, release, or placement of hazardous or toxic substances (as hereinafter defined), petroleum products, pollutants, or contaminants, and Tenant shall not release, suffer or permit the release of any hazardous or toxic substance, petroleum products, pollutants or contaminants onto the Demised Premises or into the subsurface thereof or onto any property whatsoever, including without limitation, surface water and ground waters unless in compliance with all applicable law(s), permit(s), order(s), or other valid governmental approval(s), whether now in effect or hereafter enacted. Furthermore and throughout the Term, Tenant shall not cause or permit to occur any violation of any federal, state or local law, ordinance, regulation or order now or hereafter enacted, related to environmental conditions on, under or about the Demised Premises, or arising from Tenant’s use or occupancy of the Demised Premises, including, but not limited to, soil and ground water conditions and disposal of medical waste. Tenant shall, at Tenant’s own expense, comply with all laws regulating the use, generation, storage, transportation or disposal of toxic or hazardous substances, including medical waste. Furthermore, Tenant shall, at Tenant’s own expense, make all submissions to, provide all information required by, and comply with all requirements of all governmental authorities under the law. Tenant shall provide all information regarding the use, generation, storage or disposal of toxic or hazardous substances (an “Environmental Condition”) that is reasonably requested by Landlord. Promptly after receipt of the same by Landlord or Tenant, the receiving party also agrees to provide the other party with an exact copy of any notice, directive, demand and correspondence received by such party in connection with environmental conditions in, at, on or upon the Demised Premises.

10

B. Landlord shall be responsible for any Environmental Condition introduced to the Demised Premises prior to the Commencement Date, which Environmental Condition is not otherwise caused by Tenant, its contractors, agents, invitees and/or employees. Additionally, Landlord shall be responsible for any Environmental Condition affecting the Demised Premises at any time during the Term which is the result of a migration on to the Demised Premises from an outside source. Except for the foregoing, Tenant shall be responsible for any Environmental Condition affecting the Demised Premises.

C. Immediately upon discovery or upon being notified of any Environmental Condition at the Demised Premises for which Tenant is responsible, Tenant shall diligently, at Tenant’s sole expense and to the reasonable satisfaction of Landlord and the absolute satisfaction of the federal, state or county governmental agency having jurisdiction of the Environmental Condition, investigate, cure, remediate, recover or repair (collectively referred to herein as “corrective action”) any such Environmental Condition to the extent required to no longer violate applicable environmental laws. Upon satisfactory completion of the corrective action activities required by this paragraph, as determined by Landlord and the relevant governmental agencies, Tenant shall, at its sole cost and expense, remove any and all remedial equipment and repair the Demised Premises to the condition it was in prior to the corrective action activities. In the event that Tenant fails or refuses to comply with the obligations imposed by this paragraph, including but not limited to failing to diligently undertake the required corrective action, Landlord shall have the right to undertake the corrective action activities, and Tenant shall be liable to Landlord for any and all costs, including reasonable attorney's and consultant fees, incurred by Landlord in connection therewith.

D. For the purposes hereof, the term hazardous or toxic substances shall include, without limitation, flammables, inflammables, combustibles, explosives, radioactive materials, asbestos, PCB’s, chemicals known to cause cancer or reproductive toxicity and substances declared to be hazardous or toxic under any law or regulation now or hereafter enacted or promulgated by any governmental authority.

E. (i) From and after the Commencement Date, Tenant shall indemnify and save Landlord and its successors and assigns and their respective officers, directors, shareholders, partners, agents and employees and the Demised Premises harmless against any and all claims, obligations, liabilities, violations, penalties, fines, suits, governmental orders, causes of action, judgments, damages, whether civil or criminal or both, of any and all kind or nature or which result from or are in any way connected with a breach or default by Tenant of its obligations under this Section 7.02 and/or which Landlord may be subject in connection with any Environmental Condition resulting from or in connection with the discharge, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, volatile organics, waste materials or other irritants, contaminants or pollutants or otherwise at the Demised Premises, caused by or resulting from the use and operation of the Demised Premises by Tenant, its successors and assigns, sublessee, and/or by reason of Tenant’s invitees, licensees, employees, officers, agents, servants, in any case whether or not Tenant has complied with its obligations pursuant to this Section 7.02. This indemnification and save harmless agreement shall also cover any and all liens for hazardous waste cleanup expenses in favor of the United States, New York State or any political subdivision thereof, including the County of Nassau, Town of North Hempstead, and Village of North Hills, and any governmental department of the foregoing. All payments due from Tenant hereunder shall be due as Additional Rent within ten (10) business days of the date of statement therefor from Landlord. This indemnification shall include, but not be limited to, reasonable legal fees and other charges to which Landlord may incur, including clean up costs, in defending against any proceeding in connection with the foregoing.

11

(ii) Landlord shall indemnify and save Tenant and its successors and assigns and their respective officers and directors and the Demised Premises harmless against any and all claims, obligations, liabilities, violations, penalties, fines, suits, governmental orders, causes of action, judgments, damages, whether civil or criminal or both, of any and all kind or nature or which result from or are in any way connected with a breach or default by Landlord of its obligations or representations under this Section 7.02. This indemnification and save harmless agreement shall also cover any and all liens for hazardous waste cleanup expenses in favor of the United States, New York State or any political subdivision thereof, including the County of Nassau, Town of North Hempstead, and Village of North Hills, and any governmental department of the foregoing. This indemnification shall include, but not be limited to, legal fees and other charges to which Tenant may incur, including clean up costs, in defending against any proceeding in connection with the foregoing.

7.03          Tenant shall not place a load upon any floor of the Demised Premises exceeding the floor load per square foot area which said floor was designed to carry and which is allowed by law. The applicable floor loads are set forth in Exhibit “C”.

7.04          This Article 7 shall be subject, in all respects, to the provisions of Section 41.04 of this Lease.

12

ARTICLE 8 - Subordination, Non-Disturbance, Attornment, Notice to Lessors and Mortgagees

8.01          This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate in all respects to all mortgages and building loan agreements, which may now or hereafter affect the Land, and/or the Building, which mortgages shall not cover other lands and/or buildings, to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such leases and such mortgages and consolidations of such mortgages but only in the event that any such holder of any mortgage in effect as of the Commencement Date provides Tenant with a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) on the lender’s standard form, which shall be reasonably acceptable to Tenant and which SNDA shall provide that so long as Tenant is not in default under this Lease beyond the expiration of applicable notice and cure periods, Tenant’s possession shall not be disturbed. Tenant shall not be named in any action (unless legally required to do so in order to commence an action) and the terms, provisions and conditions contained in the Lease shall remain in full force and effect. Tenant shall attorn to lender and lender shall assume all of Landlord’s obligations under the Lease, except as otherwise set forth herein. Landlord shall provide an SNDA to Tenant within thirty (30) days of the Commencement Date. With respect to any future financing, Landlord shall use commercially reasonable efforts to obtain a SNDA for Tenant’s benefit. Notwithstanding the foregoing, if SNDAs are regularly available on the market when and if Landlord refinances any loan, Landlord shall be required to provide Tenant with a SNDA from such future lender. If SNDAs are not regularly available at the time of any refinance, Landlord and Tenant shall cooperate with each other to provide Tenant with a reasonable alternative to having a SNDA.

8.02          Notwithstanding anything to the contrary herein, Tenant shall attorn to the holder of any superior mortgage and Tenant shall have no right of offset or counterclaim to payment of any rent against the holder of any superior mortgage and any cancellation, surrender, or amendment of this Lease without the prior written consent of the holder of any superior mortgage shall be voidable by such holder of a superior mortgage. Tenant acknowledges and agrees that if any holder of a superior mortgage shall succeed to the interest of Landlord under this Lease, the holder of such mortgage shall assume (only while owner of and in possession or control of the Demised Premises) and perform all of Landlord’s obligations under this Lease, but shall not be (i) liable for any act or omission of any prior landlord (including Landlord), (ii) liable for the return of any security deposit, (iii) subject to any offset or defense which Tenant may have paid for more than the current month to any such prior landlord, or (iv) bound by any assignment or modification of this Lease, made without its express written consent. Tenant shall not look to the holder of a superior mortgage or successor in title to the Demised Premises, in connection with the return of or accountability with respect to any security deposit required by Landlord, unless said sums have actually been received by such holder of a superior mortgage or successor in interest. Any reference to the holder of a superior mortgage hereinabove shall also include any of their respective successors in interest. Notwithstanding anything to the contrary contained in this Article 8, none of Tenant’s rights shall be diminished. Tenant shall promptly receive all notices given or received by and between Landlord and the holder of such superior mortgage. Likewise, Tenant shall notify a superior mortgagee, in writing, of any Landlord default under the terms of this Lease provide the name and address of such superior mortgagee is furnished by Landlord to Tenant.

8.03          If, in connection with the procurement, continuation or renewal of any financing for which the Land, and/or the Building or the interest of the lessee therein under a superior lease represents collateral in whole or in part, an institutional lender shall request reasonable modifications of this Lease as a condition of such financing, Tenant will not withhold its consent thereto, provided that such modifications do not increase the obligations of Tenant under this Lease more than a de minimus amount or materially and adversely affect any rights of Tenant under this Lease.

13

ARTICLE 9- Condemnation

9.01          If the whole of the Demised Premises shall be taken for any public or quasi-public use by any lawful power or authority by exercise of the right of condemnation or of eminent domain, or by agreement between Landlord or the fee owner and those having the authority to exercise such right (hereinafter called “Taking”), the Term of this Lease and all rights of Tenant hereunder, except as hereinafter provided, shall cease and expire as of the date of vesting of title as a result of the Taking, and the Base Rent and Additional, Rent payable under this Lease shall abate from and following the date on which the Taking occurs.

9.02          From and after the Commencement Date, in the event of a Taking of less than the whole of the Building, or a portion of the parking area, this Lease shall cease and expire in respect of the portion of the Building and/or parking area taken upon vesting of title as a result of the Taking and, if the Taking results in the portion of the Building greater than 51% of the rentable square area remaining after the Taking being inadequate, in the reasonable judgment of Tenant for the efficient, economical operation of Tenant’s business conducted at such time in the Demised Premises, Tenant may elect to terminate this Lease by giving notice to Landlord of such election not more than thirty (30) business days after the actual Taking by the condemning authority stating the date of termination, which date shall be not more than ninety (90) days after the date of such notice to Landlord, and upon said date, this Lease and the term hereof shall cease and expire. If Tenant does not elect to terminate this lease as aforesaid: (i) the new Base Rent payable under this Lease shall be the product of the total Base Rent payable under this Lease multiplied by a fraction, the numerator of which is the rentable square foot area of the Demised Premises remaining after the taking, and the denominator of which is the rentable square foot area of the Demised Premises immediately preceding the Taking, and (ii) the net award for the Taking shall be paid to and first used by Landlord (subject to the rights of any mortgagee and/or fee owner) to restore the portion of the Demised Premises remaining after the Taking to substantially the same condition and tenant ability (hereinafter called “pre-taking condition”) as existed immediately preceding the date of the Taking.

9.03          In the event of a Taking of less than the whole of the Demised Premises which occurs during the period of one year preceding the termination date of this Lease, Landlord or Tenant may elect to terminate this Lease by giving notice to the other party of such election, not more than thirty (30) business days after the actual Taking by the condemning authority, stating the date of termination, which date of termination shall be no later than the Expiration Date and upon the date specified in such notice, this Lease and the term hereof shall cease. On or before such termination date, Tenant shall vacate the Demised Premises, and any of Tenant’s property remaining in the Demised Premises subsequent to such termination date shall be deemed abandoned by Tenant and shall become the property of Landlord.

9.04          In the event of a Taking of the Demised Premises or any part thereof, Tenant shall have no claim against Landlord or the condemning authority for the value of the unexpired Term of this Lease. Tenant agrees that in any condemnation proceeding, Tenant may make a separate claim only for the value of Tenant’s fixtures, equipment, moving expenses, improvements and alterations made by or on behalf of Tenant that are not deemed to become part of the Demised Premises, provided that any such award does not reduce Landlord’s award.

14

ARTICLE 10 - Assignment and Subletting

10.01      Tenant shall not assign, mortgage or encumber this Lease, its interest hereunder or the estate granted hereby, nor sublet or suffer or permit the Demised Premises or any part thereof to be used by others, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. If Landlord fails to respond to Tenant’s request for consent within fifteen (15) business days from receipt of Tenant’s notice, Tenant shall then send Landlord a reminder notice, specifying that such notice is Tenant’s “Second Request”. Should Landlord fail to respond to Tenant’s second request notice within five (5) business days from receipt thereof, Landlord’s consent shall be deemed granted. Notwithstanding the foregoing, if Tenant is acquired by a third party either by acquisition of greater than a fifty percent (50%) interest in its voting equity or the sale of all or substantially all of its assets, or merges with another entity and is not the surviving entity, such events shall not be deemed an assignment within the meaning of this Section 10.01 and the acquiring or surviving entity will have the right to continue as the Tenant under this Lease by assuming Tenant’s rights and obligations hereunder without need for Landlord’s consent (a “Permitted Transfer”), provided however that the transfer contemplated by the foregoing provision cannot principally be for the purpose of transferring the leasehold estate created hereby. Tenant shall provide notice to Landlord of the Permitted Transfer upon closing of the acquisition or merger transaction. Additionally, and notwithstanding anything to the contrary set forth in this Article 10, Tenant may sublet up to 20% of the Building without Landlord’s consent (but upon notice to Landlord) provided that any sublease is subject to the terms of this Lease.

10.02      If Tenant should assign its interest in this Lease, or if all or any part of the Demised Premises be underlet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, under-tenant or occupant, as the case may be, and apply the net amount collected to the rent herein reserved, but no such assignment, underletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, under-tenant or occupant as Tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant contained herein. The consent by Landlord to any assignment or underletting shall not in any way be construed (i) to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or underletting or (ii) release Tenant from any of its obligations under this Lease, including the payment of rent. In no event shall any permitted sublessee assign or encumber its sublease or further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space or any part thereof to be used or occupied by others, without Landlord’s prior written consent in each instance.

10.03      If Tenant shall desire to assign this Lease, or to sublet the Demised Premises or any part thereof, it shall submit to Landlord a written request for Landlord’s consent to such assignment or subletting at least thirty (30) days prior to the proposed effective date of the assignment or sublet. The request shall contain the following information: (i) the name and address of the proposed assignee or subtenant; (ii) the terms and conditions of the proposed assignment or subletting; (iii) the nature and character of the business of the proposed assignee or subtenant and its proposed use of the Demised Premises; and (iv) current financial information regarding the proposed assignee or sublessee and any other information Landlord may reasonably request (“Tenant’s Notice”).

15

10.04      In no event, however, will Landlord give its consent thereto unless the following further conditions shall be fulfilled:

(1) Tenant shall not then be in default hereunder beyond the time herein provided, if any, to cure such default;

(2) The proposed assignee shall be engaged in a business, and propose to use the Demised Premises for general and/or administrative offices;

(3) With respect to an assignment, the proposed assignee shall have a credit rating and net worth sufficient to perform the monetary obligations under this Lease, which shall be documented to Landlord with sufficient financial statements; and

(4) Tenant shall reimburse Landlord for any and all third party costs that may reasonably be incurred by Landlord in connection with said assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and reasonable legal costs incurred in connection with the granting of any requested consent;

10.05      Every subletting hereunder is subject to the express condition, and by accepting a sublease hereunder each subtenant shall be conclusively deemed to have agreed, that if this Lease should be terminated prior to the Expiration Date or if Landlord should succeed to Tenant’s estate in the Demised Premises, then at Landlord’s election the subtenant shall either surrender the Demised Premises to Landlord within sixty (60) business days of Landlord’s request therefor, or attorn to and recognize Landlord as the subtenant’s landlord under the sublease and the subtenant shall promptly execute and deliver any reasonable instrument Landlord may request to evidence such attornment. Nothing contained herein to the contrary shall be deemed a waiver by Landlord to collect any Base Rent or Additional Rent due hereunder from the Subtenant. Notwithstanding any assignment and assumption by the assignee of all or any part of the obligations of Tenant hereunder, Tenant herein named, and each immediate or remote successor in interest of Tenant named herein, shall remain liable jointly and severally (as a primary obligor) with its assignee and all subsequent assignees for the performance of Tenant’s obligations hereunder, and, without limiting the generality of the foregoing, shall remain liable to Landlord for all acts and omissions on the part of any assignee subsequent to it in violation of any of the obligations of this Lease.

10.06      If Tenant shall sublet the Demised Premises or permit the Demised Premises or any part thereof to be used by others, to anyone for rents which for any period shall exceed the Base Rent and Additional Rent payable under this Lease for the same period (computed on a pro-rata per rentable square foot basis), Tenant shall pay Landlord one-half of the amount of any rents, additional charges or other consideration payable under the sublease to (and actually received by) Tenant by the sublessee which is in excess of the base rent and additional rent accruing during the term of the sublease in respect of the Demised Premises pursuant to the terms hereof (computed on a pro-rata per rentable square foot basis and after deducting therefrom Tenant’s actual expenses associated with the sublet, including reasonable collection costs). The sums payable under this Section 10.06 shall be paid to Landlord as Additional Rent as and when payable by the subtenant to Tenant.

16

ARTICLE 11– Utilities

11.01      As part of Landlord’s Work, Landlord shall be obligated to install such structural electrical wiring throughout the Building to the extent required in Exhibit “C”. From and after the Commencement Date, Tenant shall make no alterations or additions to the electrical distribution system, electrical equipment or appliances without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall repair any damage if its use of electric current exceeds the capacity of existing feeders to the Building or the risers or wiring installation therein.

11.02      Tenant shall contract directly with the providers of all utilities servicing the Demised Premises, including, but not limited to, gas, electric, fuel, if any, and water and pay all bills rendered for such services directly to the providers thereof.

11.03      Landlord shall not be liable to Tenant for any loss or damage or expense which Tenant may sustain or incur by reason of any failure, inadequacy or defect in the character, quantity, quality or supply of electric current furnished to the Demised Premises, unless such failure or inadequacy is caused by any deficiencies in the Work or Landlord’s negligent acts or omissions or failure to comply with any of Landlord’s obligations under this Lease.

ARTICLE 12 - Access to Demised Premises

12.01      Landlord or Landlord’s agents shall have the right to enter the Demised Premises in any emergency at any time, and, at other reasonable times upon prior reasonable notice to Tenant, to examine the same and to make such repairs, replacements and improvements as Landlord may deem necessary and desirable to the Demised Premises or to any other portion of the Building or which Landlord may elect to perform following Tenant’s failure to make repairs or perform any work which Tenant is obligated to perform under this Lease, or for the purpose of complying with laws, regulations and other directions of governmental authorities. Landlord shall use reasonable efforts to avoid and to minimize, to the fullest extent possible, any unreasonable interference, inconvenience, disturbance or annoyance to Tenant while performing said inspections or any work, repairs, replacements or improvements to the Demised Premises. Tenant shall not be entitled to any abatement of rent while such work is in progress or to any damages by reason of loss or interruption of business or otherwise. Throughout the Term, Landlord shall have the right to enter the Demised Premises at reasonable hours and upon prior reasonable notice to Tenant for the purpose of showing the same to prospective purchasers or mortgagees of the Demised Premises or others and during the last twelve (12) months of the Term (if Tenant has not sent an Extension Notice) for the purpose of showing the same to prospective tenants, except that Landlord shall not be permitted in any of Tenant’s secured areas (such as its computer server room). If Tenant is not present to open and permit an entry into the Demised Premises, Landlord or Landlord’s agents may enter the same whenever such entry may be necessary or permissible by master key or forcibly (but only in the event of an emergency), and provided reasonable care is exercised to safeguard Tenant’s property and such entry shall not render Landlord or its agents liable therefor, nor in any event shall the obligations of Tenant hereunder be affected.

ARTICLE 13 - Base Rent and Additional Rent

13.01      As set forth in the Base Lease Information, from and after the Rent Commencement Date and continuing throughout the Term hereof, Tenant shall pay to Landlord the Base Rent as shown on Section 1.10 of the Basic Lease Information. In addition to amounts due under for Base Rent, Tenant shall pay to Landlord or the applicable party all other sums of money as shall become due and payable by Tenant under this Lease (hereinafter, “Additional Rent”), including, without limitation, those items specified in Article 14 of this Lease, all of which sums shall be payable as hereinafter provided. In the event any installment of Base Rent or Additional Rent required pursuant to the provisions of this Lease to be paid by Tenant is not paid within five (5) business days of when due, such installment shall bear interest at the rate of twelve (12%) percent per annum from the date said installment was due and payable, said interest to be deemed Additional Rent (the “Late Fee”). Notwithstanding the foregoing, Landlord shall not assess a Late Fee for the first two (2) late payments made by Tenant during any Lease Year. In addition, Tenant shall pay promptly after demand by Landlord any reasonable attorney’s fees incurred by Landlord in connection with the imposition, collection or payment of any Base Rent, Additional Rent and/or said interest that is delinquent after all applicable grace, notice and cure periods, said attorney’s fees to be deemed Additional Rent.

17

ARTICLE 14 - Real Estate Taxes

14.01      For the purposes of this Article, the term “Taxes” shall include the sum of all real estate taxes and assessments, special assessments, water and sewer rents, PILOT payments and each and every installment thereof which shall or may during the Term of this Lease be levied, assessed, imposed, become due and payable, or liens upon or arising in connection with the use, occupancy or possession of or grow out of, or for the Building and/or the Land, or any part thereof as if the Building and Land were the sole asset of Landlord. If at any time during the Term of this Lease the methods of taxation prevailing at the execution of this Lease shall be altered so that in lieu of or as a substitute for the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate or the improvements thereon there shall be levied, assessed or imposed (i) a tax, assessment, levy, imposition or charge wholly or partially payable as a capital levy or otherwise on the rents received therefrom, or (ii) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon the Demised Premises and imposed upon Landlord, or (iii) a license fee or charge measured by the rents payable by Tenant to Landlord, or (iv) a license fee or charge measured by the rent receivable by Landlord for the Demised Premises or any portion thereof and/or the Land or any other building or other improvements constructed on the Land, or (v) a tax, license fee or charge imposed on Landlord which is otherwise measured by or based in whole or in part, upon the Building or any portion thereof and/or the Land or any other building or other improvements constructed on the Land, or (vi) any other tax or levy imposed in lieu of or as a substitute for Taxes which are levied, assessed or imposed as of the date of this Lease, then in any such event, the same shall be included in the computation of Taxes hereunder. A tax bill or copy thereof shall be conclusive evidence of the amount of Taxes or installments thereof. The term “Tax Payment” shall mean the amount of Taxes as reflect in the bill. In no event shall Tenant have any liability for Taxes prior to the Commencement Date.

14.02      Effective as of the Commencement Date, Landlord or Tenant shall direct the appropriate taxing authorities having jurisdiction (“Tax Authorities”) to send the Tax bills issued during the Term directly to Tenant. Subject to the provisions of this Section 14.02, commencing on date that the next Tax Payment shall be due and payable following the Commencement Date, Tenant shall pay the Tax Payment directly to the Tax Authorities, prior to the date on which same may be paid without becoming delinquent, as Additional Rent. Landlord and Tenant shall adjust any Tax Payment covering the period from the Commencement Date to the end of the then current Tax period. Likewise, if the Expiration Date falls within a Tax year, the Tax Payment for the last Lease Year shall be apportioned between Landlord and Tenant.

18

(a)                If the Commencement Date or Expiration Date is not the last day of a tax year, then the Tax Payment (or portion thereof due at the time) for the tax year during which the Commencement Date or Expiration Date occurs shall be prorated as between Landlord and Tenant.

(b)               Tenant shall give to Landlord a copy of the relevant Tax bills for each tax year, together with evidence of Tenant’s payment thereof. Tenant shall be responsible for any and all interest and/or penalties that may be assessed by reason of Tenant’s failure to timely pay the Tax Payment.

14.03      Tenant shall have the right to institute proceedings to reduce the assessed valuation of the Land or the Building (the “Proceeding”). In the event Tenant shall obtain a tax refund as a result of any such reduction proceedings for Taxes paid during the Term of this Lease, then Tenant shall be entitled to the refund, if any, to the extent the Taxes were paid by Tenant during the Term. Notwithstanding the foregoing, if Tenant does not institute a Proceeding for any year following the twelfth (12th) Lease Year (or the fifth (5th) Lease Year of the Extension Term, if exercised) Landlord may commence a Proceeding. In such event, if a refund issued for Taxes paid by Tenant during the Term, the net refund shall be paid to Tenant. As used herein, the term “net refund” means the refund plus interest, if any, thereon, paid by the governmental authority less appraisal, engineering, expert testimony, attorney, printing and filing fees and all other costs and expenses of the proceeding. If Landlord commences the Proceeding, then Tenant shall pay to Landlord the reasonable cost of all appraisal, engineering, expert testimony, attorney, printing and filing fees and all other reasonable costs and expenses of the Proceeding incurred by Landlord in the event the proceeding instead results in a reduction of Taxes for future years during the Term. Notwithstanding anything contained to the contrary herein, Tenant shall not be entitled to any refund in excess of monies paid by Tenant hereunder.

ARTICLE 15- Bankruptcy

15.01      If at any time following the Commencement Date there shall be filed by or against Tenant in any court pursuant to any statute either of the United States or of any State a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of Tenant’s property, or if Tenant makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement with creditors, this Lease shall ipso facto be cancelled and terminated and in which event neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or of any order of any court shall be entitled to possession or to remain in possession of the Demised Premises but shall forthwith quit and surrender the Demised Premises and Landlord, in addition to the other rights and remedies it has by virtue of any other provisions herein or elsewhere in this Lease contained or by virtue of any statute or rule or law, may retain as liquidated damages any rent or any deposit or monies received by it from Tenant or others on behalf of Tenant unless prohibited by the Bankruptcy Court such as if any part of such sums are deemed a preference.

15.02      At any of the times mentioned in Section 15.01 hereof, if an involuntary insolvency, bankruptcy or reorganization proceeding shall be instituted against Tenant as provided in said Section, Tenant shall have ninety (90) days in which to vacate the same before Landlord shall have any right to terminate this Lease.

19

15.03      It is stipulated and agreed that in the event of the termination of this Lease pursuant to Section 15.01 hereof, and subject to the provisions of the U.S. Bankruptcy Court or the order of the U.S. Bankruptcy Court, Landlord shall forthwith, notwithstanding any other provisions of this Lease to the contrary, be entitled to recover from Tenant as and for liquidated damages an amount equal to the difference between the rent reserved hereunder for the unexpired portion of the Term of this Lease and the fair market rental value of the Demised Premises, if lower than the rent reserved, at the time of termination, for the unexpired portion of the Term of this Lease, both discounted at the rate of eight (8%) percent per annum to present worth thereof. Nothing contained herein shall limit or prejudice the right of Landlord to prove for and obtain as liquidated damages by reason of such termination an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of the difference referred to above. In determining the fair market rental value of the Demised Premises the rent realized by any arms-length re-letting, if such reletting be accomplished by Landlord within a reasonable time after termination of this Lease, shall be deemed prima facie evidence of the fair market rental value. Any disputes with respect to the fair market rental value shall be resolved pursuant to the arbitration provisions of this Lease.

ARTICLE 16 - Damage by Fire or Other Cause

16.01      Tenant shall give prompt notice to Landlord in case of fire or other damage to the Demised Premises.

16.02      A. Subject to the provisions of Section 16.03 below, if the Demised Premises shall be damaged by fire or other casualty, Landlord, at Landlord’s expense, shall repair such damage to the level of the Work, and if Landlord cannot repair such damage within 365 days from receipt of the insurance proceeds (which Landlord shall use good faith efforts to settle with its insurer within forty-five (45) days from the date of casualty), subject to Unavoidable Delays (as defined herein) (such 365 day period hereinafter referred to as the “Restoration Period”) and the fire damage renders untenantable more than fifty (50%) percent of the rentable space of the Building, then Tenant shall have the option to terminate this Lease upon thirty (30) days’ notice to Landlord. However, if Landlord has commenced restoration of the Building and is diligently proceeding with restoration within the Restoration Period but has not substantially completed restoration by the expiration of the Restoration Period, the Restoration Period shall be extended by the number of days necessary to substantially complete restoration and Tenant’s notice to terminate shall be null and void. In all events, Landlord shall provide progress reports to Tenant as to the status of the restoration monthly. However, Landlord shall have no obligation to repair any damage to, or to replace, Tenant’s personal property or any other property or effects of Tenant. If the Demised Premises shall be rendered untenantable by reason of any such damage, the Base Rent and Additional Rent shall abate for the period from the date of such damage to the date when such damage shall have been substantially repaired, and if only a part of the Demised Premises shall be so rendered untenantable, the Base Rent and Additional Rent shall abate for such period in the proportion which the rentable area of the Demised Premises so rendered untenantable bears to the total rentable area of the Demised Premises. Notwithstanding the foregoing, if Landlord’s rental insurance covers the entire rental due hereunder, then Tenant shall receive a total abatement of rent. However, if, prior to the date when all of such damage shall have been repaired, any part of the Demised Premises so damaged shall be rendered tenantable and shall be used or occupied for the active full time conduct of business by Tenant or other persons claiming through or under Tenant, then the amount by which the Base Rent and Additional Rent shall abate shall be equitably apportioned for the period from the date of any such use or occupancy to the date when all such damage shall have been repaired. Tenant hereby expressly waives the provisions of Section 227 of the New York Real Property Law, and of any successor law of like import then in force, and Tenant agrees that the provisions of this Article shall govern and control in lieu thereof. Landlord shall provide notice to Tenant at least ninety (90) days prior to substantial completion of the restoration and Landlord shall provide Tenant access to the Demised Premises at least sixty (60) days prior to substantial completion of the restoration to ready the Demised Premises for Tenant’s occupancy, provided that such access does not unreasonably interfere with Landlord’s restoration efforts.

20

16.03      A. Notwithstanding the foregoing provisions of this Article, if prior to or during the Term, the Demised Premises shall be totally damaged or rendered wholly untenantable by fire or other casualty, and if Lender shall not make the insurance proceeds available for restoration, then, in such events, Landlord, at Landlord’s option, may give to Tenant, within ninety (90) days after such fire or other casualty, a thirty (30) day written notice of termination of this Lease and, in the event such notice is given, this Lease and the Term shall come to an end and expire (whether or not said Term shall have commenced) upon the expiration of said thirty (30) days with the same effect as if the date of expiration of said thirty (30) days were the expiration date, and Base Rent and Additional Rent shall not be payable by Tenant from and after the date of the fire or other casualty and Base Rent and Additional Rent shall be apportioned as of the date of the fire or other casualty and any prepaid portion for any period after such date shall be refunded by Landlord to Tenant.

B. Notwithstanding the provisions of Section 16.03A above, if the Demised Premises shall be totally damaged or rendered wholly untenantable by fire or other casualty and at least ten (10) years remain in the Term (including the Extension Term, if exercised), Tenant may void Landlord’s election to terminate this Lease by written notice to Landlord given within thirty (30) days after Tenant’s receipt of Landlord’s notice of termination. If Tenant furnishes Landlord with said notice, Landlord’s election to terminate shall be null and void and Landlord shall restore the Demised Premises, subject to Landlord and Tenant, acting reasonably, agreeing upon a construction schedule for the restoration, including arranging for financing for same.

C. Notwithstanding the provisions of Section 16.03A and B, if twenty (20%) percent or more of the Building shall be damaged by fire or other casualty during the last two (2) years of the Term, Landlord, at Landlord’s option, may give to Tenant, within ninety (90) days after such fire or other casualty, a thirty (30) day written notice of termination of this Lease and, in the event such notice is given, this Lease and the Term shall come to an end and expire upon the expiration of said thirty (30) days with the same effect as if said date were the Expiration Date, and Tenant shall vacate the Demised Premises. Notwithstanding the foregoing expiration of the Lease, Tenant may remain in possession of the Demised Premises following the expiration of the Term for a period not to exceed ninety (90) days following the expiration of this Lease, provided, however, that Tenant continues to be bound by the terms and obligations of this Lease, including the obligation to pay Base Rent and Additional Rent through and including the date Tenant vacates the Demised Premises, in the proportion which the rentable area of the Demised Premises so rendered untenantable bears to the total rentable area of the Demised Premises. However, if Tenant shall exercise the Extension Option within said thirty (30) day period, thereby resulting in a remaining term of at least ten (10) Lease Years, Tenant may void Landlord’s termination. In such event, Landlord shall restore the Demised Premises in accordance with the provisions of Section 16.04 below. If less than twenty (20%) percent of the Building shall be damaged during the last two (2) years of the Term, Landlord shall have no option to terminate.

21

16.04      If this Lease shall not be terminated as provided in Section 16.03 hereof, Landlord shall, at its expense, repair or restore the Demised Premises with reasonable diligence and dispatch, substantially to the level of the Work. Landlord shall not be required to repair or restore any of Tenant’s personal property, furniture, furnishings, decorations or any other installations made subsequent to the Commencement Date at Tenant’s expense. All insurance proceeds payable to Tenant for such items shall be held in trust by Tenant and upon the completion by Landlord of repair or restoration, Tenant shall prepare the Demised Premises for occupancy by Tenant in the manner obtaining immediately prior to the damage or destruction.

16.05      In no event shall Landlord be liable to Tenant for any consequential damages to or loss of business suffered by Tenant by reason of any damages or casualty, regardless of fault, and apart from the apportionment of rent required under Section 16.02 in the event a portion of the Demised Premises is rendered untenantable, Tenant’s sole recourse for any damages shall be against Tenant’s insurance company, regardless of fault, and Tenant waives on its own behalf and on behalf of any insurer, any claim therefor against Landlord.

ARTICLE 17 - Insurance

17.01      Except as otherwise required during Early Occupancy, from and after the Commencement Date, Tenant shall maintain with responsible companies which are A rated or better in Best’s Insurance Guide (or such lesser rating as acceptable to any lender) and approved by Landlord (i) Commercial General Liability Insurance, against all claims, demands or actions for personal injury or death and property damage with combined single limits of no less than $10,000,000.00 (which may be in the form of primary and excess and/or umbrella liability policies) arising from, related to, or in any way connected with the conduct and operation of Tenant’s use of or occupancy of the Demised Premises, or caused by actions or omissions to act, where there is a duty to act, of Tenant, its agents, servants and contractors, which insurance shall name Landlord, any managing agent, mortgagee, if any and, as additional insureds; (ii) property insurance against hazards covered by an all risk coverage insurance policy (including fire, extended coverage, vandalism, malicious mischief and sprinkler leakage) as Landlord may reasonably, from time to time, require, covering all fixtures and equipment, stock in trade, furniture, furnishings, improvements or betterments installed or made by Tenant in, on or about the Demised Premises to the extent of 100% of their replacement value, without deduction for depreciation, but in any event in an amount sufficient to prevent Tenant from becoming a co-insurer under provisions of applicable policies; and (iii) worker’s compensation insurance covering all persons employed by Tenant or in connection with any work performed by Tenant. Said Commercial General Liability Insurance shall also contain provisions for contractual liability insurance under the commercial liability section of the insurance certificate and the property insurance shall include business interruption insurance for a twelve (12) month period, covering Tenant’s business and all of Tenant’s monetary lease and rent obligations.

17.02      All of Tenant’s insurance shall provide, if reasonably available at no additional cost, that it shall not be subject to cancellation, termination or change except after at least thirty (30) days prior written notice to Landlord from Tenant or its insurer. All policies required pursuant to Section 17.01 or duly executed certificates for the same shall be deposited with Landlord not less than ten (10) business days prior to the day Tenant is expected to take occupancy and upon renewals of said policies not less than fifteen (15) business days prior to the expiration of the term of such coverage. All such policies or certificates shall be delivered with satisfactory evidence of the payment of the premium therefor. Tenant shall have the right to seek comparable coverage from alternative insurers meeting the requirements of this Article 17 at any time during the Term.

22

17.03      Each party hereby waives (and agrees to cause any other permitted occupants of the Demised Premises to execute and deliver to the other party written instruments waiving) any right of recovery against the other party, the holder of any mortgage, or superior lease, and any servants, employees, agents or contractors of the other party, or of any such Landlord or holder, or of any such other tenants or occupants, for any loss occasioned by fire or other casualty, that is an insured risk under Landlord’s or Tenant’s fire (casualty) insurance policies. During any period when either party fails to maintain such fire (casualty) insurance, for the purposes of the first sentence of this Section there shall be deemed to be in effect such fire (casualty) insurance meeting the requirements of such sentence.

17.04      From and after the Lease Date and continuing throughout the Term, Landlord shall maintain (i) commercial general liability insurance coverage in form, scope and amount that is required by Landlord’s lender, (ii) rental insurance, and (iii) property insurance coverage with respect to the Demised Premises for full replacement value. The insurance required in the previous sentence shall be referred to as “Landlord’s Insurance”. From and after the Commencement Date, Tenant shall reimburse Landlord, as Additional Rent, for one hundred (100%) percent of the premiums and deductables for all Landlord’s Insurance maintained by Landlord with respect to the Demised Premises during the Term. Landlord and Tenant shall cooperate with each other in determining the deductable for any insurance policy, as market conditions exist. The aforesaid charge shall be due and payable to Landlord as Additional Rent, within ten (10) days of demand or together with the next succeeding installment of Base Rent, whichever shall first occur. Alternatively, if permitted by Landlord’s insurance carrier, without additional cost and if requested by Tenant, then, Tenant shall make monthly payments of Landlord’s insurance premiums, in advance on the first day of each month, in an amount estimated in writing by Landlord to be the monthly share of Landlord’s premiums. After the end of each calendar year, Landlord shall send Tenant a statement of the total and actual insurance premiums for such calendar year. Any excess paid by Tenant shall be credited against Tenant’s obligation to pay Landlord’s insurance premiums or other rent items, or if the excess relates to the last year of the Term, Landlord shall refund such amount to Tenant within thirty (30) days of termination. Tenant shall pay any deficiency within thirty (30) days of billing. The parties shall apportion such premium at the commencement and termination of the Term.

ARTICLE 18 - Services and Equipment

18.01      Landlord shall have no obligation to furnish to the Demised Premises any cleaning services, electric energy, water, heat, air-conditioning, ventilation, gas or any other service or utility. In accordance with Section 11.02, Tenant shall obtain heat, air-conditioning, ventilation, gas and any other services or utilities required by Tenant at Tenant’s sole cost and expense and in compliance with the applicable provisions of (a) all legal requirements and insurance requirements, (b) the rules and regulations of any public utility or other company furnishing such service or utility, and (c) this Lease, including, without limitation, Article 5.

23

18.02      In the event that Tenant fails to make required repairs in accordance with the terms and conditions of this Lease and such failure continues after Tenant receives Landlord’s thirty (30) day notice of such failure, Landlord reserves the right, without liability to Tenant and without it being deemed a constructive eviction, to stop or interrupt or reduce any heating, ventilating, air-conditioning, electric, gas, sanitary, lighting, power, electricity, water, or other service at such times as may be necessary and for as long as may be required to make such repairs. Landlord shall use commercially reasonable efforts to minimize disturbance to Tenant and such stoppage, interruption and/or reduction (without having to hire overtime help), and subject to the foregoing, no such stoppage or interruption shall result in any liability from Landlord to Tenant or entitle Tenant to any diminution or abatement of rent or other compensation, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of any such stoppage or interruption, provided, that Landlord shall use commercially reasonable diligence to remedy any cause of such disruption which is within the reasonable control of Landlord.

18.03      From and after the Commencement Date, Tenant, at its cost and expense, shall maintain, operate and keep in good working order and repair the air-conditioning, heating and ventilating systems (“HVAC System”) servicing the Demised Premises, which HVAC System shall be installed by Landlord as part of the Work. Following the Commencement Date, Landlord shall not have liability to Tenant or responsibility whatsoever for any interruption in service of the HVAC System for any cause whatsoever, nor shall the same constitute an actual or constructive eviction, unless to the extent caused by Landlord’s negligence or willful misconduct.

18.04      Tenant, at its sole cost and expense, shall be responsible for furnishing janitorial and cleaning services to the Demised Premises. Tenant shall be solely responsible for the proper and legal disposal of all garbage and refuse at the Demised Premises and shall contract directly with a carting service for same.

ARTICLE 19 - Rules and Regulations

19.01      Tenant shall observe strictly with the rules and regulations set forth in Exhibit “D” annexed hereto and such other and further reasonable rules and regulations as Landlord or Landlord’s agents may from time to time adopt (such rules and regulations as have been or may hereafter be adopted or amended are hereinafter the “Rules and Regulations”). Landlord shall not pursue a termination of this Lease by reason of a default of any of the Rules and Regulations. Landlord may avail itself, however, of all other available remedies against Tenant due to any such default.

ARTICLE 20 - Liability of Landlord

20.01      Except as otherwise set forth in this Lease, Landlord or its employees, agents or managing agents shall not be liable for any damages or injury to property of Tenant or of any other person, including property entrusted to employees of Landlord, nor loss of or damage to any property of Tenant by theft or otherwise, nor for any injury or damage to persons or property resulting from any cause whatsoever arising from the acts or neglect of any tenant, occupant, invitee or licensee of the Building, nor for any consequential damages or loss of business suffered by Tenant, or from any other cause whatsoever, unless caused by the unlawful negligent act or omission of Landlord or Contractor, nor shall Landlord or its agents, employees, or managing agents be liable for any such damage caused by any other tenants or persons in, upon or about the Building, or caused by operations in construction of any private, public or quasi-public work.

24

ARTICLE 21- Indemnification

21.01      Except as otherwise set forth in Section 1.04 of this Lease concerning Early Occupancy during which time Landlord shall be the only indemnified party, from and after the Commencement Date, Tenant shall indemnify and save Landlord and its managing agent harmless from and against (i) any and all claims against Landlord of whatever nature arising from any act, omission or negligence of Tenant, its contractors, licensees, subtenants, agents, servants, employees, invitees or visitors, (ii) all claims against Landlord arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the term of this Lease in or about the Demised Premises, (iii) all claims against Landlord arising from any accident, injury or damage occurring outside of the Demised Premises where such accident, injury or damage results or is claimed to have resulted from an act or omission of Tenant or Tenant’s agents, employees, subtenants, invitees or visitors, and (iv) any breach, violation or non-performance of any covenant, condition or agreement in this Lease set forth and contained on the part of Tenant to be fulfilled, kept, observed and performed. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, consequential damages, fines, suits, demands, costs and expenses of any kind or nature incurred in or in connection with any such claim or proceeding brought thereon (including, without limitation, attorneys’ fees), and the defense thereof. Landlord shall cooperate with Tenant and its counsel in the defense of any such claim, action or proceeding.

21.02      From and after the Lease Date, Landlord shall indemnify, hold harmless and defend Tenant and its agents, officers, directors and employees from and against any and all liability, loss, damage, costs or expenses (including court costs and reasonable attorney’s fees, consultants and witness fees, but excluding consequential or punitive damages, contribution, injunction or any other kind of relief) to the extent any of them are caused by, arise out of, or result from the negligence or willful or intentional actions or omissions of Landlord, its agents, contractors or employees.

ARTICLE 22 - Parking

22.01      Landlord shall insure that the parking areas and number of parking spaces comply with all applicable laws as of the Commencement Date and will perform the initial striping of the parking lot for a minimum of 833 spaces, at least 78 of which will be covered, per Exhibit “C”. Tenant, its employees and invitees shall have the exclusive right to park in any parking area servicing the Building. Notwithstanding anything to the contrary set forth in this Lease, Landlord will agree to cooperate with Tenant, at no cost to Landlord, to expand any covered parking area, even if the contemplated alteration to the parking deck is structural in nature.

ARTICLE 23 - Right to Perform

23.01      If, following the Commencement Date, Tenant shall default in the performance of any obligation of Tenant under this Lease, then, unless otherwise provided elsewhere hereunder, Landlord may immediately or at any time thereafter without notice perform such obligation of Tenant without thereby waiving such default. If Landlord, in connection therewith incurs any reasonable costs including, but not limited to, reasonable attorneys fees in instituting, prosecuting or defending any action or proceeding, such costs with interest at the rate of eight (8%) percent per annum, shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Landlord within thirty (30) days of rendition of any bill or statement to Tenant therefor.

25

23.02      A. Notwithstanding anything to the contrary set forth in this Lease, from and after the Commencement Date, should Landlord default in the performance of its obligations under this Lease, which obligations are limited to the one year warranty of the Work, the repair any latent defect and completion of Punch-List items (each a “Landlord Obligation” and collectively, “Landlord’s Obligations”), beyond the expiration of thirty (30) days from receipt of Tenant’s notice of such default, Tenant, without thereby waiving such default, may perform such Landlord Obligation for the account and at the expense of Landlord: (i) immediately or at any time thereafter, and without notice, in the case of an emergency, however, Tenant will take and all reasonable measures to notify Landlord before commencing any action; or (ii) in the case that such default materially and adversely interferes with Tenant’s use or occupancy of, or access to, the Demised Premises or any portion thereof, if such default continues after ten (10) business days from the date Tenant gives a second notice to Landlord of Tenant’s intention to perform the defaulted obligation; or (iii) in any other case, if such default continues after twenty (20) business days from the date Tenant gives a second notice to Landlord of Tenant’s intention to perform the defaulted Landlord Obligation. All reasonable out-of-pocket costs and expenses actually incurred by Tenant in connection with any such performance by it for the account of Landlord, and all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable counsel fees and disbursements incurred by Tenant in any action or proceeding brought by Tenant to enforce any Landlord Obligation, plus interest thereon at the rate of eight (8%) percent per annum, shall be paid by Landlord to tenant within thirty (30) days of rendition of a bill therefor (accompanied by appropriate evidence of such expenditures and provided that same do not exceed those which are reasonable and customary in the Nassau County office market). If Landlord fails to pay the amounts due to Tenant under this Section and Tenant commences a legal action to recover such amounts and Tenant obtains a final non-appealable judgment in such litigation, Tenant may, after twenty (20) business days have elapsed after the service of such judgment or award upon Landlord, credit against outstanding Base Rent until the amount of such judgment or award plus eight (8%) percent per annum of such amount, is recovered in full.

B. Notwithstanding anything to the contrary set forth in 23.02A above, should Landlord default in the performance of its environmental obligations under the Lease (an “Environmental Obligation”) and such failure to perform materially interferes with Tenant’s use of the Demised Premises, and such default continues beyond the expiration of ninety (90) days following receipt of notice of default from Tenant, with Landlord taking no reasonable action to commence curing the default, Tenant may perform such Environmental Obligation on Landlord’s behalf. All reasonable out-of-pocket costs and expenses actually incurred by Tenant in connection with any such performance by it for the account of Landlord, and all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable counsel fees and disbursements incurred by Tenant in any action or proceeding brought by Tenant to enforce any Environmental Obligation, plus interest thereon at the rate of eight (8%) percent per annum, shall be paid by Landlord to tenant within thirty (30) days of rendition of a bill therefor (accompanied by appropriate evidence of such expenditures and provided that same do not exceed those which are reasonable and customary in the Nassau County office market). If Landlord fails to pay the amounts due to Tenant under this Section and Tenant commences a legal action to recover such amounts and Tenant obtains a final non-appealable judgment in such litigation, Tenant may, after twenty (20) business days have elapsed after the service of such judgment or award upon Landlord, credit against outstanding Base Rent until the amount of such judgment or award plus eight (8%) percent per annum of such amount, is recovered in full.

26

ARTICLE 24 - Defaults

24.01      Tenant shall be deemed in default of the obligations to be performed by it pursuant to the provisions of this Lease if:

(a)                From and after the Commencement Date, Tenant shall fail to make payment of the Base Rent, or of any item of Additional Rent, or of any other payment reserved herein within the time provided in this Lease for payment of same to be made, and said failure continues for a period of five (5) business days after receiving written notice thereof from Landlord; or

(b)               Tenant shall fail to fulfill any of the covenants of this Lease other than the covenants for the payments reserved herein, and said failure shall continue for a period of thirty (30) days after receiving written notice thereof from Landlord specifying such failure (or, in the case of a default or omission the nature of which cannot reasonably be completely cured or remedied within thirty (30) days, Tenant shall not have diligently commenced curing such default within said thirty (30) day period and not thereafter with reasonable dispatch and diligence and in good faith proceeded to remedy or cure such defaults, all in Landlord’s sole reasonable judgment); or

(c)                if any execution or attachment shall be issued against Tenant and not be bonded or dismissed within thirty (30) days.

In the event of such a default by Tenant under subparagraphs (a), (b) or (c) above, Landlord may give a thirty (30) days' notice of its intention to end the Term of this Lease (“Notice of Termination”) and thereupon at the expiration of said thirty (30) days, the Term of this Lease shall expire. Tenant shall then quit and surrender the Demised Premises, but shall remain liable as hereinafter provided. Notwithstanding Landlord serving a Notice of Termination, Tenant shall have the right to cure any default after Landlord’s furnishing a Notice of Termination but prior to the expiration of the thirty (30) day period, up to two times in any Lease Year. Upon such cure, Landlord’s Notice of Termination shall be void.

24.02      Subject to the last two (2) sentences of Section 24.01, if Tenant shall default (i) in the timely payment of any Base Rent or Additional Rent, and any such default shall continue or be repeated for three (3) consecutive months or for a total of four (4) months in any period of twelve (12) months or (ii) in the performance of any non-monetary term of this Lease to be performed by Tenant, more than three (3) times in any period of six (6) months during any period of twelve (12) months, then, notwithstanding that such defaults shall have each been cured within the applicable period, if any, as above provided, if any further similar default by Tenant occurs it shall be deemed to be deliberate and Landlord thereafter may serve the Notice of Termination upon Tenant without affording to Tenant an opportunity to cure such further default; then should said events set forth in subparagraphs (a) through and including (e) occur, Landlord may give to Tenant notice of termination of this Lease to end the Term and the estate hereby granted, at the expiration of thirty (30) days from the date of the giving of such notice, and, in the event such notice is given, this Lease and the Term and estate hereby granted (whether or not the Term shall have commenced) shall terminate upon the expiration of said thirty (30) days with the same effect as if that day were the Expiration Date, but Tenant shall remain liable for damages as provided in this Article.

27

24.03      Nothing hereinabove shall be deemed to require Landlord to give the notice therein provided for prior to the commencement of a summary proceeding for nonpayment of Base Rent or Additional Rent, or a plenary action for the recovery of Base Rent or Additional Rent, on account of any default in the payment of the same, it being intended that such notices are for the sole purpose of creating a conditional limitation hereunder pursuant to which this Lease shall terminate. In the event of nonpayment of Base Rent or Additional Rent within the time limits permitted under this Lease, Landlord may commence a summary proceeding for non-payment of Base Rent or Additional Rent or a plenary action for the recovery of such sums. Commencement shall not be deemed an election of remedies hereunder.

24.04      If the Notice of Termination shall have been given and the Term shall expire as aforesaid, then and in such event Landlord may without additional notice re-enter the Demised Premises, by summary proceeding or other legal method and dispossess Tenant and the legal representative of Tenant or other occupant of the Demised Premises or otherwise remove their effects and hold the Demised Premises as if this Lease had not been made, and Tenant and its legal representative or other occupant of the Demised Premises hereby waive the service of notice of intention to re-enter or to institute legal proceedings to that end.

24.05      In case of any such default, re-entry, expiration and/or dispossess by summary proceedings or otherwise, as aforesaid, (i) the Base Rent and Additional Rent due at the time of said default shall become due thereupon and be paid up to the time of such re- entry, dispossess and/or expiration, together with such reasonable expenses as Landlord may incur for legal expenses, reasonable attorneys' fees, brokerage fees and/or putting the Demised Premises in good order or for preparing the same for re-rental; (ii) Landlord may re-let the Demised Premises or any part or parts thereof, either in its own name or otherwise, for a term or terms which may, at its option, be shorter or longer than the period which would otherwise have constituted the remainder of the Term of this Lease and may grant concessions or free rent, only, however, to such extent as Landlord in Landlord's sole reasonable judgment considers advisable and necessary to re- let the same; and (iii) Tenant or its successors shall also pay the Landlord as liquidated damages for the failure of Tenant to observe and perform its covenants contained herein any deficiency between the Base Rent and Additional Rent hereby reserved and the net amount, if any, of the rents collected on account of the lease or leases of the Demised Premises or parts thereof for each month of the period which would otherwise have constituted the remainder of the Term of this Lease. The failure of Landlord to re-let the Demised Premises or any part or parts thereof shall not release or affect Tenant's liability for damages. Nothing herein, however, shall prohibit Tenant from hiring a real estate broker to list the Demised Premises for let. In computing such liquidated damages, there shall be added to said deficiency such expenses as Landlord shall incur in connection with such re-letting, such as legal expenses, reasonable attorneys' fees, brokerage, advertising and for restoring the Demised Premises to or keeping same in good working order. Any such liquidated damages shall be paid in monthly installments on the rent day specified in this Lease and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month by a similar proceeding. Upon Landlord's permitted entry hereunder, Landlord, at its option, may make such alterations, repairs, replacements and decorations in the Demised Premises as Landlord in its sole judgment considers advisable or necessary for the purpose of re-letting the Demised Premises, and the making of such alterations and decorations shall not operate or be construed to release Tenant from liability hereunder. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Demised Premises, or, in the event that the Demised Premises are re-let, for reasonable failure to collect the rent thereof under such re-letting, and, in no event shall Tenant be entitled to receive any excess of such net rent collected above the sums payable by Tenant to Landlord hereunder. Notwithstanding that Landlord has no duty to mitigate its damages hereunder, Landlord agrees to list the Demised Premises for lease with a licensed commercial real estate broker and consider all reasonable offers presented to Landlord by said broker or by Tenant (provided that no additional broker commission shall be owed by reason of Tenant or anyone acting through Tenant having presented an offer to Landlord). Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy in law or equity. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, for any cause, or in the event of Landlord obtaining possession of the Demised Premises by reason of the violation of Tenant of any of the covenants and conditions of this Lease, or otherwise.

28

24.06      For the purposes of this Article, any notice required to be given by Landlord or Tenant under the provisions of this Article may be given by either party or their respective managing agent or counsel.

ARTICLE 25 - Covenant of Quiet Enjoyment

25.01      Landlord covenants that upon Tenant’s paying the Base Rent and Additional Rent and other sums due under this Lease and observing and performing all of the terms, conditions, rules and covenants herein on its part to be observed and performed, Tenant may peaceably and quietly enjoy the Demised Premises, subject, nevertheless, to the terms and conditions of this Lease.

ARTICLE 26 - Brokerage

26.01      Landlord and Tenant each represents that it has dealt with no broker other than iOptimize Realty (the “Procuring Broker”) and Jones Lang LaSalle (the “Listing Broker”, together with the Procuring Broker, collectively, the “Broker”) in connection with this Lease and Landlord and Tenant hereby agree to indemnify and hold each other harmless of and from any and all losses, costs, damages or expense (including, without limitation, attorneys’ fees and disbursements) by reason of any claim of or liability to any other broker who claims to have dealt with Landlord or Tenant in connection with this Lease. Landlord shall pay Broker such brokerage fee as may be due it pursuant to separate agreement.

29

ARTICLE 27 - Estoppel Certificate

27.01      From and after the Commencement Date, Landlord and Tenant each shall, at any time and from time to time, without cost or charge, at the request of the other party, upon not less than ten (10) business days’ notice, execute and deliver to the other party a certificate evidencing whether or not:

(a) this Lease is in full force and effect (or if there have been any modifications or amendments hereof, that the same is in full force and effect as modified or amended, as the case may be, and submitting copies of such modifications or amendments, if any);

(b) there are any existing defaults hereunder to the knowledge of Landlord or Tenant, and specifying the nature of such defaults, if any;

(c) the dates to which the Base Rent and any Additional Rent and all other charges payable hereunder have been paid;

(d) to the knowledge of Landlord or Tenant, Landlord or Tenant is in default in the performance of any of its obligations under the Lease, and, if so, specifying each such default; and

(e) to the knowledge of Tenant, any improvements required to be made by Landlord have been not been completed in accordance with the terms of this Lease.

27.02      The certificate referenced in Section 27.01 hereof may be relied upon by anyone with whom Landlord or Tenant may be dealing.

27.03      Notwithstanding anything to the contrary set forth herein, should the Lender (as defined herein) require an affirmation of the Lease or other evidence of corporate consent of Tenant as a condition to the Loan Closing (as defined herein), the parties shall cooperate with each other to provide such affirmation of the existence of this Lease.

ARTICLE 28 - Surrender of Premises

28.01      Upon expiration or other termination of the Term of this Lease, Tenant shall (i) quit and surrender to Landlord the Demised Premises vacant, broom clean, in good order and condition, normal wear and tear excepted, and (ii) remove all its property therefrom, except as otherwise expressly provided in this Lease. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the Term of this Lease. If the last day of the Term of this Lease falls on a Sunday, this Lease shall expire at noon on the succeeding business day, unless it is a legal holiday, in which case it shall expire at noon on the next business day.

28.02      Tenant acknowledges that possession of the Demised Premises must be surrendered to Landlord at the expiration or sooner termination of the Term of this Lease. Should Tenant remain in possession of the Demised Premises for a period in excess of ninety (90) days following the expiration or sooner termination of the Lease, Tenant shall indemnify and save Landlord harmless against all costs, claims, loss or liability resulting from delay by Tenant in so surrendering the Demised Premises, including, without limitation, any claims made by any succeeding tenant founded on such delay. Landlord shall notify Tenant when Landlord has entered into a new third party lease for the Demised Premises, or any portion thereof so as to make Tenant aware of the potential liability Tenant may incur due to its failure to vacate the Demised Premises. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Demised Premises as aforesaid will be impossible to accurately measure. Tenant therefore agrees that if possession of the Demised Premises is not surrendered to Landlord within twenty four (24) hours after the date of the expiration or sooner termination of the Term of this Lease, then Tenant shall pay to Landlord for each month and for each portion of any month during which Tenant holds over in the Demised Premises after the expiration or sooner termination of the Term of this Lease, a sum equal to 125% of the aggregate of that portion of the Base Rent which was payable under this Lease during the last month of the term hereof for the first three months following the expiration or sooner termination of the Lease; 150% of the aggregate of that portion of the Base Rent which was payable under this Lease during the last month of the term hereof for the next ensuing three months, and 200%of the aggregate of that portion of the Base Rent which was payable under this Lease during the last month of the term hereof thereafter. In addition, Tenant shall continue to pay 100% of all Additional Rent during any hold-over period. No month-to-month tenancy shall be deemed created by reason of Tenant’s holding over. Nothing contained herein shall be deemed to permit Tenant to retain possession of the Demised Premises after expiration of the Term of this Lease and the provisions of this Article shall survive the expiration or sooner termination of the Term of this Lease.

30

ARTICLE 29 - Partial Invalidity

29.01      If any term or provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

ARTICLE 30 - No Waivers by Landlord

30.01      Except as otherwise provided in this Lease, no act or thing done by Landlord or its agents during the term hereof shall constitute an eviction by Landlord, nor shall same be deemed an acceptance of a surrender of the Demised Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord. The delivery of keys to an employee of Landlord or of its agents shall not operate as a termination of this Lease or a surrender of the Demised Premises.

30.02      The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or to insist upon the strict performance by Tenant of the Rules and Regulations annexed hereto or hereafter adopted by Landlord shall not prevent a subsequent act or omission which would have originally constituted a violation, from having all the force and effect of an original violation.

30.03      The receipt by Landlord of rent with knowledge of breach of any covenant of this Lease shall not be deemed a waiver of such breach, except to the extent of the rent accepted by Landlord.

30.04      No payment by Tenant or receipt by Landlord of a lesser amount than the Base Rent and Additional Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without any prejudice to Landlord’s right to recover the balance or pursue any other remedy provided in this Lease.

31

ARTICLE 31 - Waivers by Tenant

31.01      Tenant, for itself, and on behalf of any and all persons claiming through or under it, including creditors of all kinds, does hereby waive and surrender all rights and privileges which they or any of them might have under or by reason of any present or future law, to redeem the Demised Premises or to have a continuance of this Lease for the term hereby demised after having been dispossessed or ejected therefrom by process of law or after the termination of this Lease as provided herein and the lapse of all appeal periods.

31.02      In the event Landlord commences any summary proceeding (whether for non-payment of rent, or for Tenant’s holding-over, or otherwise), or an ejectment action to recover possession of the Demised Premises, or other action for non-payment of rent, or for a breach of any of the covenants and conditions hereunder, Tenant covenants and agrees that it will not interpose any counterclaim or set-off in any such action or proceeding, or seek by consolidation or otherwise to interpose any counterclaim or set-off unless the failure to assert same would constitute a waiver of such counterclaim or set-off by Tenant and Landlord fails to waive the right to assert such waiver in writing. To the extent permitted by applicable law, Tenant hereby waives trial by jury and any claim of injury or damage, any claim of failure to provide services, or any emergency with respect thereto. Any claim that Tenant may have against Landlord shall be separately prosecuted and Tenant waives a trial by jury relative thereto. The provisions of this Article shall survive the breach or termination of this Lease.

31.03      In the event Tenant claims or asserts that Landlord has violated or failed to perform a covenant of Landlord not to unreasonably withhold or delay Landlord’s consent or approval, or in any case where Landlord’s reasonableness in exercising its judgment is in issue, Tenant’s sole remedy shall be in a forum selected by Tenant for specific performance, declaratory judgment or injunction and in no event shall Tenant be entitled to any money damages for a breach of such covenant and in no event shall Tenant claim or assert any claims in any money damages in any action or by way of set off, defense or counterclaim and Tenant hereby specifically waives the right to any money damages or other remedies.

ARTICLE 32 - Exculpation

32.01      Notwithstanding anything to the contrary contained herein, Tenant shall look solely to the interest of Landlord in the Demised Premises for the satisfaction of any of Tenant’s remedies with regard to the payment of money or otherwise, and no other property or assets of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of Tenant’s remedies or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the Demised Premises, such exculpation of personal liability to be absolute.

ARTICLE 33 - Effect of Conveyance by Landlord, No Encumbrances

33.01      Tenant agrees that from and following a transfer by Landlord of its interest in the Demised Premises by sale, lease or otherwise, Tenant shall look solely to Landlord’s successor (including without limitation, such successor’s interest in the Demised Premises) for satisfaction of Landlord’s liabilities hereunder. Notwithstanding the foregoing, if Landlord transfers its interest in the Demised Premises as aforesaid prior to the Commencement Date, Contractor must continue to act as the general contractor until completion of the Work, and expiration of the one (1) year warranty.

32

33.02      Other than any mortgage given by Landlord to a lender to secure any loan granted to Landlord or an encumbrance required as required by the IDA (as hereinafter defined), Landlord shall not encumber the Demised Premises without Tenant’s prior written consent, which consent shall not unreasonably be withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant shall consent to Landlord encumbering the Demised Premises with any declaration of covenants and restrictions and/or easements required by any governmental authority having jurisdiction over the Demised Premises in connection with any approvals granted to perform the Work, provided such encumbrance does not adversely affect Tenant’s ability to use and occupy the Demised Premises in accordance with the Permitted Use.

ARTICLE 34 - Notices

34.01      Any notice permitted or required to be given by the terms of this Lease, or by any law or governmental regulation, shall be in writing. Unless otherwise required by such law or regulation, such notice shall be given upon actual receipt. All such notices shall be addressed to Landlord and Tenant and shall be sent to the address set forth in Section 1.16 of the Basic Lease Information. Either party may, by notice as aforesaid, designate a different address or addresses for notices, requests or demands to it such party. Any notices required or permitted to be given by Landlord or Tenant hereunder may be validly given by such party’s attorneys.

ARTICLE 35 - Security

35.01      Tenant shall deposit with Landlord the sum of $3,784,901.28 as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this Lease (the “Security Deposit”). Tenant shall deposit the Security Deposit with Landlord as follows: (a) the sum of $1,892,450.64 upon the later to occur of (i) the Loan Closing (as hereinafter defined) or (ii) Landlord notifying Tenant, in writing, that Landlord has incurred costs related to Landlord’s Work of at least equal to or greater than $2,600,000.00, and; (b) the sum of $1,892,450.64 upon the later to occur of (i) commencement of the Non-Structural Tenant Improvements or (ii) Landlord notifying Tenant, in writing, that Landlord has incurred costs related to Landlord’s Work of at least equal to or greater than $4,500,000.00. It is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this Lease, from and after the Commencement Date, including, but not limited to, the payment of Base Rent and Additional Rent, beyond the expiration of any applicable notice and cure periods, Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any Base Rent and Additional Rent or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants and conditions of this Lease. In the event Landlord applies or retains any portion or all of the Security Deposit, Tenant shall forthwith restore the amount so applied or retained so that at all times the amount deposited shall be as provided above. Provided Tenant is not in default under any of the terms of this Lease, beyond the expiration of applicable notice and cure periods, the Security Deposit shall be reduced by the sum of $630,816.88 on the first day of each of the second Lease Year, third Lease Year, fourth Lease Year and fifth Lease Year and the sum of $547,937.22, leaving a balance held by Landlord in the sixth (6th) Lease Year in the amount of $713,696.51. The annual reduction of the Security Deposit shall be effectuated by crediting said amount against the next due monthly installment of Base Rent. Commencing on the first day of the seventh (7th) Lease Year and continuing on the first day of each Lease Year throughout the Term, Tenant shall deposit with Landlord each Lease Year, an amount equal to the difference between the then current monthly installment of Base Rent and $713,696.51 so that Landlord shall always have on deposit a sum equal to one month of the then current Base Rent.

33

35.02      Notwithstanding anything contained in this Article to the contrary, Tenant shall, at Tenant’s option and in lieu of said cash Security Deposit, deliver to Landlord, as security pursuant to this Article, an irrevocable, clean, commercial letter of credit (the “Letter”) in the amount of $3,784,901.28, as such amount may be subject to increase or decrease in accordance with the provisions of Section 35.01 above (the “LC Amount”), issued by a bank which is a "money center" bank, is authorized by the State of New York to and does conduct banking business in New York State and is a member of the New York Clearing House Association, which shall permit Landlord (a) to draw thereon at a bank location in Nassau County up to the full amount of the credit evidenced thereby in the event of any default by Tenant in the terms, provisions, covenants or conditions of this Lease or (b) to draw at a bank location in Nassau County the full amount thereof to be held as cash security pursuant to this Article if for any reason the Letter is not renewed within thirty business days prior to its expiration date. The Letter (and each renewal thereof) shall (i) be for a term of not less than one (1) year (except that the last Letter shall be for a term expiring sixty (60) days after the Expiration Date); (ii) expressly provide for the issuing bank to notify Landlord in writing not less than thirty (30) days prior to its expiration as to its renewal or non-renewal, as the case may be, and if not so renewed each year (or later period of expiration) shall be immediately available for Landlord to draw up to the full amount of such credit (to be held as cash security pursuant to this Article); (iii) be fully transferable by the beneficiary thereof (and its successors and assigns) without charge or if there is a charge for such transfer, the charge therefore shall be paid by Tenant upon demand by Landlord; and (iv) be in form and substance approved by Landlord in its reasonable discretion. Not less than forty-five (45) business days prior to the expiration date of each Letter (and every renewal thereof), Tenant shall deliver to Landlord a renewal or new Letter subject to all of the conditions aforesaid, all to the intent and purposes, that a Letter in the sum of not less than the LC Amount shall be in effect during the entire term of this Lease. In the event that Landlord applies or retains any portion or all of the proceeds of the Letter, Tenant shall within ten (10) business days restore the amount so applied or retained by causing the bank issuing the Letter to issue an amendment thereto, or if no Letter was then outstanding by causing a new Letter to be issued so that, at all times, the amount of the Letter which may be drawn upon shall be at least equal to the LC Amount. Failure by Tenant to comply with the provisions of this Article shall be deemed a material default hereunder entitling Landlord to exercise any and all remedies as provided in this Lease for default in the payment of Base Rent and, to draw on the existing Letter up to its full amount. Tenant shall have the right at any time to replace the Letter with a cash Security Deposit and the right to substitute a cash Security Deposit with a Letter meeting the requirements set forth herein.

35.03      In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the Security Deposit shall be returned to Tenant within thirty (30) days after the date fixed as the end of the Lease and after delivery of the entire possession of the Demised Premises to Landlord. In the event of a sale of the Demised Premises, Landlord shall have the right to transfer the security to the transferee. Landlord shall thereupon be released by Tenant from all liability for the return of such Security Deposit, and Tenant agrees to look to the new landlord solely for the return of said Security Deposit. It is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new landlord. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as security and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

34

ARTICLE 36 - Successors and Assigns

36.01      The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of the parties hereto and their respective heirs, distributees, executors, administrators, successors and, except as otherwise provided herein, their assigns.

ARTICLE 37 - Entire Agreement; Modification

37.01      This Lease, including the Exhibits, contains the entire agreement between the parties hereto with respect to the transactions contemplated herein, and no representation, promise, inducement or statement of intention relating to the transactions contemplated by this Lease has been made by any party which is not set forth in this Lease. This Lease shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

ARTICLE 38 - Captions/Recording

38.01      The captions of Articles in this Lease are inserted only as a matter of convenience and for reference and they in no way define, limit or describe the scope of this Lease or the intent of any provisions hereof.

38.02      Landlord and Tenant, upon request of the other, shall join in the execution of a memorandum of this Lease which memorandum may be recorded by Landlord or Tenant.

ARTICLE 39- Lender’s Mortgage Contingency

39.01      Landlord’s obligations to perform the Work as provided in this Lease, and Tenant’s obligations under this Lease are conditioned upon Landlord obtaining a Commitment, this Lease being approved by the lender issuing the Commitment (the “Lender”) and the closing of the Loan. Until a commitment is obtained, Landlord and its representatives will not discuss or negotiate with anyone or market or consider a lease or sale of the Demised Premises.

39.02      Landlord shall have a period of sixty (60) days from the date of full execution of this Lease (the “Contingency Period”) to obtain a commitment for construction loan financing (the “Commitment”) from a Lender, upon such terms and in such amounts as shall be reasonably acceptable to Landlord (the “Loan”). Landlord shall use commercially reasonable efforts to obtain the Commitment. The date of issuance of the Commitment is hereinafter referred to as the “Commitment Date”. If, despite Landlord’s good faith efforts, Landlord has not obtained the Commitment by the last day of the Contingency Period, Landlord may extend the Contingency Period for an additional thirty (30) day period upon written notice to Tenant. Should Landlord not have received the Commitment by the expiration of the Contingency Period, as may be extended, Tenant shall have the option to terminate this Lease upon notice to Landlord, which notice shall be delivered no later than ten (10) business days following the expiration of the Contingency Period. If Tenant does not exercise its right to terminate as aforesaid, the Contingency Period shall be extended for additional thirty (30) day periods until such time as either the Commitment is issued or Tenant has exercised its option to terminate this Lease. Once the Commitment is issued, and provided Tenant has fulfilled its IDA contingency as set forth in Section 41.02 below, Landlord shall act diligently and in good faith with Lender to proceed to a closing of the Loan (the “Loan Closing”) in conformance with the Commitment terms.

35

39.03      Notwithstanding the foregoing, if subsequent to Landlord receiving a Commitment but prior to the Loan Closing, there is a material adverse change in Tenant’s financial condition or an event of force majeure resulting in the Lender refusing to close in accordance with the terms of the Commitment, Landlord may terminate this Lease upon ten (10) day’s prior notice to Tenant. Upon such termination, neither party shall have any further liability to the other.

ARTICLE 40-Right of First Offer

40.01      If at any time during the Term of this Lease, but in no event sooner than ninety (90) days following the Commencement Date, Landlord desires to sell the Demised Premises, Landlord shall, prior to offering same for sale, notify Tenant that the Demised Premises are for sale (the “Notice”). Tenant shall have a period of ten (10) days from the date of receipt of the Notice to notify Landlord that it is interested in purchasing the Demised Premises (“Tenant’s Notice”). Upon receipt of Tenant’s Notice, Landlord shall, in good faith work with Tenant to enter into a contract of sale, upon terms reasonably acceptable to Landlord and Tenant. In the event Tenant does not elect to purchase the Demised Premises or if the parties shall fail to enter into a contract within forty-five (45) days from Landlord’s receipt of Tenant’s Notice, Landlord may sell the Demised Premises to any third party.

ARTICLE 41-Miscellaneous

41.01      Tenant shall not knowingly at any time prior to or during the Term of this Lease, either directly or indirectly, use any contractors, laborers or materials the use of which would create any conflicts with other contractors and/or laborers employed by Tenant or Landlord in the construction, maintenance or operation of the Demised Premises. All work performed by or on behalf of Tenant shall be done in a workmanlike manner using building standard material.

41.02      IDA Project: Landlord’s obligations to perform the Work and Tenant’s obligations under this Lease are conditioned on Tenant acquiring and accepting an incentive package from the Nassau County Industrial Development Agency (the “IDA”), which package shall include, inter alia, real estate tax exemptions or reductions or frozen assessments, sales tax exemptions and mortgage tax exemptions, but shall not obligate Landlord into executing any project labor agreements for the construction of the Demised Premises (the “IDA Project”). Tenant may also seek a real estate tax PILOT Agreement as part of the IDA Project. Landlord shall cooperate with Tenant in Tenant’s endeavors to obtain the IDA Project, including, but not limited to, signing any applications and other related documents, agreeing to be a co-applicant on any application and providing any documentation in connection therewith. Moreover, Landlord and Tenant shall cooperate with each other in the structuring of the Lease to effectuate the benefits of the IDA Project. Tenant shall diligently pursue the IDA Project to obtain an inducement letter within sixty (60) days from the date of full execution of this Lease.

36

41.03      Waiver of Security Interest: Notwithstanding any other provisions of this Lease, Tenant may, in its sole discretion from time to time, secure financing or general credit lines and grant the lenders thereof, as security therefor, (i) a security interest in Tenant’s fixtures, personalty, inventory and equipment (collectively, “Personalty”), and (ii) the right to enter the Demised Premises to realize upon any Personalty so pledged and restore and repair any damage thereby caused to the same or better condition than existed prior to the removal. In connection with any entry upon the Demised Premises, Tenant or any lender or its representatives shall obtain Landlord’s prior written consent to any entry and at Landlord’s option, a representative of Landlord shall be present during any such entry. Moreover, should any entry occur subsequent to the Expiration Date or sooner termination of this Lease, such entry shall be upon the express condition that Landlord be paid a use and occupancy fee equal to the last current monthly Base Rent in effect prior to such termination, on a per diem basis. Upon Tenant providing notice of such financing to Landlord, Landlord agrees, at no cost to Landlord, to evidence its consent in writing to such security interest and agreement, provided any consent or waiver requested to be signed by Landlord is reasonably approved by Landlord and contains the aforementioned provisions, and to give such lenders the same notice (provided Tenant or such Lender has provided the Lender’s address in writing to Landlord) and opportunity to cure any default of Tenant as is provided Tenant hereunder. Tenant shall be responsible for any fees incurred by Landlord in connection with its review of any documents required pursuant to this provision. In no event shall any entry to the Demised Premises as contemplated herein amount to a renewal of the Term of this Lease.

41.04      Pre-Commencement Date Maximum Liability: Notwithstanding anything to the contrary set forth in this Lease:

A. In no event for events arising prior to the Commencement Date shall Tenant be responsible to pay Landlord a sum representing more than 89.95% (“MGT”) of the then-incurred cost for the Landlord’s Work and Structural Improvements that are properly capitalizable under US GAAP incurred as of such date (after having reduced such costs for any Force Majeure Costs) minus the sum of: (i) any payments previously paid by Tenant in connection with Landlord’s Work and/or Structural Improvements which have been future valued at Tenant’s incremental borrowing rate used to classify the Lease to such point in time, and (ii) the present value of any future payments made by Tenant in connection with Landlord’s Work and/or Structural Improvements discounted at Tenant’s incremental borrowing rate used to classify this Lease that Tenant is obligated to make, but in each case excluding payments that are not required to be included in the calculation of Tenant’s maximum guaranty amount.

B. If at any time, a calculation of the MGT would or could put Tenant in a position where the sums exceed 89.95% of the then-incurred GAAP capitalized construction costs, the obligations of Tenant will be automatically deferred to the last day of the first succeeding month in which the calculation falls conclusively below 89.95% or the day following the Commencement Date, if sooner. This provision is intended as a failsafe clause and must not be interpreted as an obligation to pay more prior to the Commencement Date under any circumstances.

C. In no event and at no time prior to the Commencement Date shall Tenant be responsible to pay Landlord or any Landlord supplier or other party, any cost of Landlord’s Work or Structural Improvements. The foregoing shall not apply to Non-Structural Tenant Improvements that constitute normal tenant improvements as defined in GAAP. For this purpose, Non-Structural Tenant Improvements shall exclude the cost of Landlord’s Work and Structural Improvements, even though same may be unique to Tenant’s purpose, and equipment that would be a necessary improvement for any tenant (for example, such items set forth in Exhibit “C”).

37

D. Prior to the Commencement Date, Tenant shall indemnify and hold harmless Landlord, as the owner-lessor, from losses derived from the following causes:

a.	Third party damage claims caused by the actions or failures to act of Tenant and/or its agents (other than claims arising from failure to complete construction or to cause construction to be completed by a specified date) while in possession or control of the construction project; and

b.	Claims brought by Landlord relating to fraud, misapplication of funds, illegal acts, or willful misconduct on the part of Tenant.

E. It is the parties’ intention that prior to the Commencement Date, under no circumstances shall Tenant undertake any obligation or responsibility that shall cause it to become the owner of the Demised Premises for accounting purposes. If a circumstance arises that causes such accounting treatment, the parties will work together to restructure the obligation in a way to avoid any such result without causing any detriment to Landlord, its members, investors, partners, and lenders (including Lender).

F. In furtherance of the provisions set forth in subsection E above, if, prior to the Commencement Date, circumstances arise that could deem Tenant becoming the owner of the Demised Premises and if Landlord is therefore required to make any expenditure, Landlord may apply any balance of the Structural Improvement Allowance (as defined in Exhibit “B”) toward the cost of such expenditure. If the remaining balance of the Structural Improvement Allowance is insufficient to reimburse Landlord in full, Tenant shall pay to Landlord, within thirty (30) days following the Commencement Date, a “Structural Change Fee” equal to the balance of amounts expended by Landlord, plus interest on such amount at the rate of eight (8%) percent per annum, in order to keep Tenant in compliance with the provisions of subsection A above. This provision shall not apply to cost overruns on any Landlord’s Work or Structural Improvement performed by Landlord.

41.05      This Lease may be executed in any number of counterparts each of which shall be deemed an original and all of which together shall be deeded to constitute one and the same agreement. Facsimile, PDF or email signatures shall be deemed as originals for the purpose of this Lease.

SIGNATURE PAGE TO FOLLOW

38

IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.

LANDLORD:
LANDLORD:	X-Cell III Realty Associates LLC

By:
Name:
Title:

TENANT:
TENANT:	DealerTrack Technologies, Inc.

By:
Name:
Title:

39